UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant
☒

Filed by a Party other than the Registrant
☐

Check the appropriate box:

☐
Preliminary Proxy Statement

☐
Confidential, for use of the Commission only (as permitted by Rule 14A-6(E)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material Pursuant to Section 240.14a-12

SiteOne Landscape Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2024 PROXY STATEMENT
AND
NOTICE OF 2024 ANNUAL
MEETING OF STOCKHOLDERS
Tuesday, May 7, 2024
9:00 a.m., Eastern Time
Atlanta Airport Marriott Gateway Hotel

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
March 26, 2024
Dear Fellow Stockholders:
On behalf of the Board of Directors of SiteOne Landscape Supply, Inc., I would like to express our appreciation for your continued interest in our company. It is my pleasure to invite you to SiteOne’s Annual Meeting of Stockholders, to be held at the Atlanta Airport Marriott Gateway Hotel, 2020 Convention Center Concourse, Atlanta, Georgia 30337 on Tuesday, May 7, 2024, at 9:00 a.m., Eastern Time.
As we look back on the past year, I am very proud of our team’s continuing dedication to our strategic vision and growth. Despite the challenges posed by softer markets, operating cost inflation, gross margin normalization, and commodity price deflation, our team adeptly navigated these conditions, delivering Net sales growth, expanding our capabilities, and increasing our market share. Our well-balanced business, strong balance sheet, extensive product portfolio and geographic diversity also contributed to this resilience and continue to position us to capitalize on the significant opportunities within our industry. Our focus therefore remains on delivering superior value for our customers, nurturing our entrepreneurial spirit, and driving sustainable growth to ensure long-term value creation for all our stakeholders.
Additionally, we once again published our annual IMPACT Report in 2023 which includes our reporting under the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks. Our IMPACT Report highlights our recent initiatives that advance our objectives and help bring our Vision to life. We encourage you to review this report and learn more about our efforts by visiting the “Stakeholder Impact” tab of our website at www.siteone.com/impact.
The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how the Board operates and provides compensation and other information about the management team and Board.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote?” on page 65 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.
Finally, I would like to once again emphasize that the Board places a very high value on feedback from our stockholders. In 2023, we continued our robust stockholder outreach program, now in its sixth year, by engaging with firms and/or their affiliates who collectively held approximately 61% of our outstanding shares. Please review the summary of our outreach program beginning on page 3 of the Proxy Statement. The feedback we received during these meetings contributed positively to our boardroom conversations and decision-making, and we look forward to continuing to strengthen this program in the future.
Thank you for your ongoing support of SiteOne.
Sincerely,
Doug Black
Chairman of the Board and Chief Executive Officer

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Tuesday, May 7, 2024, at 9:00 a.m., Eastern Time
Place: Atlanta Airport Marriott Gateway Hotel, 2020 Convention Center Concourse, Atlanta, Georgia 30337
Record Date: March 8, 2024
Business To Be Conducted:
• Elect the three Class II nominees named in the accompanying Proxy Statement as Class II directors for a term expiring at the 2027 Annual Meeting of Stockholders.
• Approve an amendment to our Charter to limit the liability of certain officers of the Company as permitted pursuant to the Delaware General Corporation Law.
• Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2024.
• Hold a non-binding advisory vote to approve executive compensation.
• Transact such other business as may properly come before the 2024 Annual Meeting of Stockholders or any reconvened or rescheduled meeting following any adjournment or postponement thereof.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.
Admission: To attend the meeting in person, you will need to present a form of government-issued photo identification, and beneficial stockholders will need to present proof of beneficial stock ownership (see page 66 for acceptable proof of beneficial ownership) as of the record date.
Your vote is important. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote?” on page 65 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.

L. Briley Brisendine
Executive Vice President, General Counsel and Secretary
March 26, 2024

2024 PROXY STATEMENT
We are providing this Proxy Statement (this “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of SiteOne Landscape Supply, Inc., a Delaware corporation (referred to as “SiteOne,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2024 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened or rescheduled meeting following any adjournment or postponement. The Annual Meeting will be held at the Atlanta Airport Marriott Gateway Hotel, 2020 Convention Center Concourse, Atlanta, Georgia 30337 on Tuesday, May 7, 2024, at 9:00 a.m., Eastern Time.
This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 7, 2024: This Proxy Statement is first being sent to stockholders on or about March 26, 2024. This Proxy Statement and our 2023 Annual Report on Form 10-K are available at www.proxyvote.com.

i

2023 HIGHLIGHTS
This summary highlights information regarding our financial and operational performance, compensation program and governance for the fiscal year ended December 31, 2023 (the “2023 Fiscal Year”). The summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.
2023 Highlights

Total Stockholder Return Performance Graph(1)

(1)
Graph shows the cumulative return to holders of the Company’s common stock from December 30, 2018 to December 31, 2023 assuming a $100 initial investment and reinvestment of dividends. All values in U.S. Dollars.

Vision and Values

At SiteOne, we are committed to being a company of excellence. While this can have many interpretations, we define this Vision using five objectives:
①	Be a great place to work for our associates;
②	Deliver superior quality, service and value to our customers;
③	Be the distributor of choice for our suppliers;
④	Be a good neighbor in our communities; and
⑤	Achieve industry-leading financial performance and growth for our stockholders.
These five objectives provide our “True North” and guide us in the people that we hire, the decisions that we make and the capabilities that we build. As the largest wholesale distributor in the green industry, we feel a sense of responsibility to set a high bar across all five objectives in creating excellence for all of our stakeholders. To accomplish our Vision, we strive to consistently practice the following seven values across all aspects of our Company:
①	Always Safe — We take personal responsibility for our safety and for the safety of others.
②	Customer Obsessed — We are passionate about making our customers successful.
③	Continuously Improving — We quickly adopt best practices to drive growth and deliver world-class results.
④	Team Players — We respect and support each other and put the team first.
⑤	Professional — We do everything with quality and integrity and never cut corners.
⑥	Talent Focused — We recruit, develop, mentor and retain the best people.
⑦	Accountable — We think and act like owners and leverage our resources to succeed.
In addition, we are considerate of the impact that our business may have on our associates, customers, suppliers and communities. We are pleased that many of our initiatives have had a positive impact on our stakeholders, which are highlighted in our IMPACT Report, which is available on our website at www.siteone.com/impact.
Governance Evolution Through Stockholder Engagement & Responsive Actions

The Board is committed to strong corporate governance. Since our transition from a “controlled company” to a widely-held company following the completion of our former sponsors’ sell-down of their equity ownership positions in 2017, we have evolved our Board and our corporate governance processes to reflect the changes in our Company’s business and stockholder base. We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.

Stockholder feedback received through engagement is an integral part of the Board’s corporate governance review process. The Board and management team are committed to building and maintaining open communication whereby stockholders can express their candid views, as well as gain insight into our perspectives on long-term stockholder value.
Since 2018, we have engaged with our stockholders to deepen the Board’s understanding of our stockholders’ interests and priorities. In addition to ordinary course investor conferences, earnings calls and one-on-one investor conference calls and meetings, we have conducted targeted outreach with stockholders representing a substantial portion of our stockholder base to discuss our corporate governance practices in each of the past six years. For our stockholder outreach program in 2023, we invited our top 25 stockholders to provide feedback on our governance practices. Of these top 25 stockholders, 18 (72%) engaged with us and provided feedback, representing firms and/or their affiliates who collectively held approximately 61% of our outstanding shares. Our Board, including the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Human Resources and Compensation Committee of the Board (the “Human Resources and Compensation Committee”), reviewed this feedback from our stockholders.

As a result of our discussions with stockholders since 2018, we have made a number of enhancements to our governance practices, including:
✔
Eliminating supermajority voting requirements

✔
Increasing the experience, skills, background and diversity of our Board

✔
Updating the structure of our equity incentive program to provide 33% of long-term executive compensation in the form of performance-based stock units and, beginning in the year ending December 29, 2024 (the “2024 Fiscal Year”), 50% of long-term executive compensation in the form of performance-based stock units

✔
Amending our Executive Stock Ownership Policy in 2019 to increase the CEO’s stock holding requirement to 6x base salary and exclude the value of in-the-money options from ownership calculation and again in 2023 to make this policy applicable to each member of the senior leadership team that reports directly to the CEO

✔
Amending our anti-hedging policy to prohibit pledging of Company stock by directors and executive officers

✔
Continuing the evolution of human capital management and sustainability enhancements, including:

—
Creating a management-led steering committee, which we now call our Stakeholder Impact Committee, comprised of certain executive leadership team members and functional leaders representing safety, human resources, transportation, category and marketing, information security and other relevant teams

—
Amending our Nominating and Corporate Governance Committee charter to formalize environmental stewardship and corporate responsibility oversight

—
Adding disclosure aligned with the SASB and TCFD frameworks in our annual IMPACT Report

—
Adopting environmental and social policies and practices, including the adoption of our Human Rights Policy, Environmental Policy and Supplier Code of Conduct

—
Enhancing the disclosure in our Proxy Statement regarding how executive compensation is linked to the Company’s diversity goals

—
Adding relevant human capital measures to our annual cash incentive compensation program

—
Disclosing our Scope 1 and Scope 2 greenhouse gas emissions estimates on our website

✔
Maintaining the discretionary ability to clawback incentive-based compensation for fraud, misconduct or illegal activity, which is more expansive than the clawback of incentive-based compensation for financial restatements required under applicable law and the New York Stock Exchange (“NYSE”) listing standards

✔
Adopting a Non-Employee Director Equity Ownership Policy

During this year’s stockholder outreach program, stockholders shared perspectives on a number of important governance issues, including:
•
Our proactive engagement and attention to human capital management and sustainability issues, which several stockholders noted was a leading practice for companies in our industry and of our size;

•
Our commitment to sustainability initiatives that increase stockholder value and align with overall company strategy;

•
Our classified board structure, which remains generally acceptable at this time to stockholders holding a majority of our outstanding shares; and

•
Our executive compensation design, particularly on preferred performance metrics and equity vehicles.

Regarding our classified board structure, our stockholders acknowledged SiteOne’s specific circumstances including the length of time as a public company, our market capitalization and our track record of stockholder returns since our initial public offering in 2016 (“IPO”). Through our discussions, we continue to believe that our stockholders remain generally receptive to our classified board structure and, accordingly, believe our classified board structure continues to be the appropriate structure at this time. However, we do not intend to maintain a classified board structure in perpetuity, and will continue to evaluate our Board structure in light of SiteOne’s specific circumstances, best practices and stockholder feedback.
We also intend to continue our year-round stockholder engagement in 2024, including our regular participation at investor meetings and conferences and periodic engagement on corporate governance and compensation topics. In addition to input on current corporate governance topics, we invite dialogue about any other topics or trends our stockholders may wish to discuss. The Board considers feedback from these conversations during its deliberations, and our engagement activities have produced valuable feedback that informs our decisions and our strategy.
The Board has also established a process by which stockholders may communicate with its members. Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
Governance Highlights

Since our IPO, we have undertaken an extensive board refreshment process to transition to a board with the independence, skills and qualifications reflective of our business. Of particular importance, we have prioritized enhancing the diversity of our Board, which is now comprised of a majority of directors who are women or from diverse backgrounds.
We have a highly experienced Board that brings a range of relevant skills and qualifications to the Company. Key highlights of the composition of our nominees for director and continuing directors include:
Board Independence*		Board Diversity*		Board Gender Diversity*
88%	7 of 8 directors are independent	63%	5 of 8 directors are female or diverse	38%	3 of 8 directors are female
Board Refreshment*		Average Tenure (in years)*
50%	4 of 8 directors added since 2017	6.6	Average director tenure

Performance Stock Mix
50%	Long-term executive compensation in the form of performance stock units for Fiscal Year 2024

*
Includes Ms. Judy Sansone, who has been nominated as a Class II director to serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders.

In addition, our governance “best practices” include the following:
Independent Committees	• All of our committees are composed solely of independent directors
Empowered Lead Director
•
Our independent directors elect our independent Lead Director

•
Our Lead Director has meaningful responsibilities including:

—
serving as liaison between independent directors and the Chairman;

—
chairing executive sessions of independent directors; and

—
consulting with the CEO on matters relating to management effectiveness and Board performance

Board Leadership Evaluation and Succession Planning	• The Board annually evaluates the CEO’s performance • The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other executive officers
Majority Vote Threshold	• Our Charter and By-laws may be amended by a majority vote of our stockholders
Board & Committee Evaluations	• The Board and each of our committees conduct detailed annual self-evaluations
Limits on Outside Board Service	• Outside directors are limited to service on four other public company boards • Currently, our Chairman and CEO does not serve on any other public company boards
Anti-Hedging/Pledging Policy
•
Our insider trading policy prohibits our directors and executive officers from entering into pledging, hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities

•
None of our directors or executive officers have any pledged SiteOne stock

No “Poison Pill”	• We do not have a “poison pill” plan in place
Executive Sessions
•
The Board and Board committees meet regularly in executive session

•
In 2023, the independent directors met in executive session at each of the Board’s four quarterly meetings

•
At least once a year, the independent directors meet in an executive session with the CEO (without the other executive officers), with the Lead Director presiding at such sessions

Sustainability Reporting
•
We publicly disclose an annual IMPACT Report which demonstrates the impact that our Vision has on SiteOne’s stakeholder groups

•
IMPACT Report discloses to the framework recommendations of SASB and TCFD

Compensation Highlights

Our executive compensation program is designed to encourage high performance and results that will create value for our stockholders while avoiding unnecessary risks. We structure compensation to pay for performance, with clear and measurable goals and aggressive yet achievable performance targets. To create a pay for performance environment, compensation is weighted toward at-risk compensation. Our long-term equity incentive program (“LTIP”), which consisted of approximately 33% stock options, 33% performance stock units (“PSUs”) and 33% restricted stock units (“RSUs”) for the 2023 Fiscal Year, is designed to serve stockholders’ best interests in our sustained long-term performance by including performance-based awards, multi-year vesting schedules and meaningful stock ownership requirements. PSUs, which reflect a target number of shares that may be issued to the award recipient at the end of a three-year award cycle based on the achievement of rigorous performance targets established at the time of grant, utilize a three-year relative pre-tax earnings growth metric highly correlated with stock price performance, with the actual number of shares earned subject to modification based on a three-year average absolute return on invested capital (“ROIC”) modifier. PSU payout is capped at 200% of target. The value of the option grants depends on our future stock price performance, as the options carry a strike price based on the trading price of our stock on the date of grant. In addition, under our LTIP, underwater options are prohibited from being repriced or cashed out without stockholder approval. We strive to compensate our named executive officers (“NEOs”) in a manner consistent with our strategy, competitive market practices, sound compensation governance principles and in alignment with stockholder interests. To that end, in connection with its annual review of our executive compensation program, including input from the Human Resources and Compensation Committee’s independent consultant, Frederic W. Cook & Co. (“FW Cook”), and feedback received from our stockholders during the 2023 Fiscal Year, in February 2024, our Human Resources and Compensation Committee approved an award mix for our NEOs under the LTIP consisting of 50% PSUs and 50% RSUs for the 2024 Fiscal Year. We believe this update to the award mix under our LTIP further demonstrates our commitment to designing an executive compensation program that encourages high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. We also believe this updated LTIP design evidences our responsiveness to stockholder feedback to enhance the alignment of our executives’ interests with our stockholder interests and allow our executives to share in our stockholders’ success.
For the 2023 Fiscal Year, the aggregate base salaries of our NEOs were approximated to the 50th percentile of our peer group. The target for the Adjusted EBITDA metric under our annual incentive program was $462-464 million, in line with our results for the fiscal year ended January 1, 2023 (the “2022 Fiscal Year”). Maximum payouts under the Adjusted EBITDA metric are capped at 250% of target, with the remaining components each capped at 150% of target. The short-term annual cash incentive payouts for each of our NEOs on the Adjusted EBITDA component (constituting 70% of the performance metric weighting for each of our NEOs) were 58% of target for the 2023 Fiscal Year as our Adjusted EBITDA exceeded the threshold performance level but fell short of target performance.
Compensation Best Practices:
What We Do
✔	Strong emphasis on performance-based compensation, with a significant portion of NEOs’ overall compensation tied to Company performance	✔	Human Resources and Compensation Committee, like all of the Board committees, comprised solely of independent directors
✔	Aggressive yet achievable performance goals	✔
Balanced measures tied to Adjusted EBITDA, Company Net Promoter Score, Organic Daily Sales Growth and individual strategic performance in the annual incentive plan, and relative earnings growth and ROIC in the PSU awards

✔	Mix of short-term and long-term incentives, with performance awards representing a meaningful portion of long-term incentive pay	✔	Human Resources and Compensation Committee advised by independent compensation consultant who performs no other services for the Company
✔	Short-term annual cash incentives for NEOs limited to 250% and 150% of target, for Adjusted EBITDA and other metrics, respectively	✔	Meaningful stock ownership requirements for executives and non-employee directors

What We Do
✔	Double-trigger change-in-control cash severance benefits and long-term incentive equity benefits	✔
Broad clawback policy with discretionary ability to clawback incentive-based compensation for fraud, misconduct or illegal activity, in addition to mandatory clawback of incentive-based compensation for financial restatements as required under applicable law and the NYSE listing standards

What We Don’t Do
Grant discounted stock options or reprice stock options without stockholder approval	Allow hedging, pledging or short sales
Gross up excise taxes that may become due upon a change-in-control	Guarantee incentive awards for executives
Provide incentives that encourage excessive risk-taking	Provide perquisites for executives
Grant “spring-loaded” equity awards to take advantage of information that may enhance their value to recipients
Supporting Associates

We believe our employees, referred to by us as our “associates,”are our greatest asset. The safety, health and wellness of our associates and their families is our top priority. The support that we offer to our associates is an important part of our Vision to be a great place to work and the employer of choice in the green industry.
Diversity and Inclusion
We believe in the power of teamwork and in creating a great place to work for all our associates, no matter their race, age, gender, sexual orientation or military status. At SiteOne, a culture in which all our associates are respected and valued is critical. Our diversity and inclusion efforts focus on creating a work environment that is respectful and supportive of each of our associates and which places the team first. Our initiatives include the following:
•
Metrics intended to increase the Company’s diversity in certain field and field support associates’ short-term incentive bonus plans.

•
Associate Resource Groups (“ARGs”), which are voluntary, associate-led groups tied to an aspect of diversity. Membership in each ARG is open to all SiteOne associates and diverse representation is encouraged. ARGs support business objectives, create diversity awareness and offer an avenue of development for associates. Our ARGs include the following:

◦
Black Resource Inclusion and Diversity Group for Excellence — BR1DGE provides a network for Black associates to be connected and supported, and to process and discuss life experiences in a safe space.

◦
INSP1RE — INSP1RE fosters an inclusive culture with a focus on our extended Asian community — South Asia, South-East Asia, East Asia, Asian Pacific Islander, Asian American and beyond, creating a platform for our teams to feel inspired, empowered, celebrated and supported.

◦
UN1DOS — UN1DOS attracts and retains engaged and diverse associates while enhancing SiteOne’s understanding of and relationships with Hispanic communities and customers.

◦
VETS1 — VETS1 fosters an environment of diverse and engaged associates while developing SiteOne’s understanding of and relationships with veteran associates, customers and communities.

◦
Women in the Green Growing — W1GG promotes an environment of diverse and engaged associates while advocating female growth within SiteOne and the green industry.

•
The creation of a Diversity & Inclusion Council during 2020 that consists of ARG leaders, select operational and functional leaders, our Executive Vice President of Human Resources and our Chief Executive Officer. The Diversity & Inclusion Council assists executive leadership in the creation and execution of the Company’s inclusion strategy, including key action items and milestones.

•
Increasing our Spanish-speaking capabilities in our branches to better meet the needs of our growing customer base, with the goal to employ at least one Spanish-speaking associate in each branch in the United States.

•
Partnering with Sigma Alpha, a professional agricultural sorority, to develop a pipeline of female talent. For the past five years, female associates of SiteOne have mentored over 100 students across the country, leading to hiring Sigma Alpha sisters in both our internship and entry level roles in both field operations and field support.

•
Other diversity and inclusion partnerships and initiatives, including Minorities in Agriculture, Natural Resources, and Related Sciences (“MANRRS”) sponsorship, high school recruiting programs, particularly with JR MANRRS, Historically Black Colleges and Universities and Hispanic Serving Institutions recruiting strategies and veteran programs like Hiring Our Heroes, which has resulted in 100% conversion from fellowships to full-time hires.

Associate Engagement
We administer associate engagement surveys to determine how we are doing in our mission to be the employer of choice in the green industry. We review the survey results with all of our associates and seek their involvement in developing and executing action plans to continue our workplace improvements. We monitor associate satisfaction and aim to strengthen our pipeline of top talent by conducting talent reviews and succession planning for all critical roles in the organization. We identify, communicate, and utilize career development paths for key roles. This includes not only an upward path for associates, but exposure to parallel roles across the organization.
We engage an independent third party to implement our survey and compare our results against industry norms. For our 2023 engagement survey, we again experienced high levels of participation in our associate engagement survey with approximately 76% of our associates participating:
•
Overall favorable score of 83 (out of 100), compared to a score of 85 in 2021 and 81 in 2019 and two points above “U.S. Retail Norm” (average score of all other U.S. companies in similar industries who utilized the same third party for their surveys).

•
“Associate promoter score” of 88 (out of 100), which reflects if our associates consider SiteOne a “great place to work,” compared to a score of 87 in 2021 and 89 in 2019.

•
At or above the majority of industry benchmarks in the 15 categories that we measure, including a 94 (out of 100) score in safety, 91 (out of 100) score in empowerment and 87 (out of 100) score in strategy and direction.

We continue to focus on leveraging this feedback to identify opportunities for enhancing our associate experience.
Associate Support Programs
We offer a competitive benefits package with the goal of enabling our associates to get the most out of work and life. Among our benefits, we offer a paid military leave benefit that provides additional resources to our full-time associates as they continue to serve our country. In addition, given the difficulties our associates experienced during the COVID-19 pandemic, we adjusted our PTO carry-over rule for 2021 and 2022 to allow associates to carry over additional hours into the following year. We also offer a paid parental leave benefit for our full-time associates to help parents during the early days of parenthood. The parental leave benefit provides time away from work within the first year of the birth or adoption of a child with 100% of base pay.
In 2022, we launched SiteOne CARES, a grant assistance program designed to help our associates cope with unexpected financial challenges arising from personal hardships. We made an initial contribution of $75,000 to the SiteOne Cares fund and matched 100% of every associate contribution up to the first $25,000 associate donations. As of December 31, 2023, we reached over $40,000 in associate donations to the fund and assisted 34 associates in need. In 2024, we made another contribution of $75,000 to the SiteOne Cares fund, with a commitment to match the next $25,000 in associate donations.
In 2022, we also created a new bonus program for our hourly associates. During 2023 and 2022, approximately 2,340 and 2,750 associates, respectively, received the bonus with payments totaling approximately $1.4 million and $2.2 million, respectively. This program made all of our previously ineligible associates eligible to receive a bonus. We continue to review our compensation and benefits program to ensure we offer a competitive total rewards package.

PROPOSAL 1: ELECTION OF DIRECTORS
Our stockholders will be asked to re-elect Doug Black and Jack L. Wyszomierski, both of whom are currently serving on the Board, and elect Judy Sansone, as Class II directors to each serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders or until their respective successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal:
Name	Position with SiteOne
Doug Black	Chairman and Chief Executive Officer
Judith (Judy) Sansone	Nominee for Director
Jack L. Wyszomierski	Director
Our Board continually assesses and evaluates its composition, taking into account, among other things, the experience, skills, background and diversity of its members. At this time, the Board believes it is in the best interests of the Company and its stockholders to increase the size of the Board from seven directors to eight directors. Accordingly, the Nominating and Corporate Governance Committee has nominated Ms. Sansone as a Class II director to be elected by the Company’s stockholders at the Annual Meeting, whom we believe adds highly relevant skills and perspectives to our Board. Ms. Sansone was selected from a pool of diverse and highly experienced candidates following a thorough search process, which included recommendations from current directors and a third-party search firm.
The relevant experiences, qualifications, attributes and skills of each nominee that led the Board to recommend them as a nominee for director are described in the section entitled “— Nominees for Director and Continuing Directors.” The Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.
Each of the nominees have indicated their willingness to serve, if elected. However, should any nominee be unable or unwilling to serve, the Board may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors, or allow the vacancy to remain open until a suitable candidate is located and nominated.
The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.
Required Vote
Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominees receiving the highest number of “FOR” votes will be elected.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS
Set forth below is information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and the reasons the Nominating and Corporate Governance Committee and the Board believe that each individual is a valuable member of the Board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of March 26, 2024.
Class II — Nominees for terms expiring in 2027

Name	Principal Occupation and Other Information
Doug Black
Age: 59
Director Since: April 2016
Committees: N/A
Doug Black has served as SiteOne’s Chief Executive Officer since April 2014, and as the Chairman of the Board since June 2017. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete. Mr. Black’s intimate knowledge of our day-to-day operations as Chief Executive Officer, his prior role as a management consultant and his extensive experience working in our industry qualify him to serve on the Board.

Name	Principal Occupation and Other Information
Judith (Judy) Sansone
Age: 63
Director Since: N/A
Committees: N/A
Judy Sansone was nominated by the Board in February 2024 for election at the Annual Meeting. From October 2020 to October 2023, Ms. Sansone served as the Executive Vice President and Chief Commercial Officer of Sysco Corporation, the largest global distributor of food and related products primarily to the foodservice or food-away-from-home industry, where she was responsible for, among other things, commercial strategy and growth, merchandising and digital development. Ms. Sansone currently serves as an Advisor for Sysco. From May 2020 to October 2020, Ms. Sansone was the owner of Consultgenix, LLC, a business consultancy firm. Prior to that, Ms. Sansone spent over forty years at CVS Health Corporation, where she held a number of executive roles, including serving as SVP, Front Store Business & Chief Merchant from September 2011 to May 2020. She holds an associate degree from Holyoke Community College. Ms. Sansone’s extensive business-to-business and business-to-consumer marketing, merchandising and ecommerce experience qualifies her to serve on our Board.

Jack L. Wyszomierski
Age: 68
Director Since: April 2016
Committees: Audit; Nominating & Corporate Governance (Chair)
Public Company Directorships: Athersys, Inc., Exelixis, Inc. and Xoma Corp.
Jack L. Wyszomierski has served as one of our directors since April 2016. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski currently serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and Xoma Corp. He previously served on the Board of Directors of Unigene Laboratories, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive executive, financial reporting and accounting experience, and his service as a director and audit committee member of other public companies, qualify him to serve on the Board.

Class III — Continuing directors whose terms expire in 2025

Name	Principal Occupation and Other Information
Fred M. Diaz
Age: 58
Director Since: August 2017
Committees: Audit; Human Resources & Compensation
Public Company Directorships: Archer Aviation Inc., Smith & Wesson Brands, Inc. and Valero Energy Corporation
Fred M. Diaz has served as one of our directors since August 2017. From April 2018 to March 2020, Mr. Diaz served as President, Chief Executive Officer and Chairman of the Board of Mitsubishi Motors North America, Inc. He previously served in executive management roles at Nissan, most recently as Division Vice President and General Manager, North America, Trucks and Commercial Vehicles, of Nissan North America, Inc. Prior to that, Mr. Diaz served as Senior Vice President, Sales, Marketing and Operations, of Nissan USA. Before joining Nissan in 2013, Mr. Diaz spent 24 years at Chrysler Corporation, where he held a number of executive management roles, including President and Chief Executive Officer of Chrysler’s Ram Truck brand and President and Chief Executive Officer, Chrysler de Mexico and Latin America. He currently serves as a member of the Board of Directors of Archer Aviation Inc., Smith & Wesson Brands, Inc. and Valero Energy Corporation. He is also a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. Mr. Diaz is a graduate of Texas Lutheran University and holds an M.B.A. from Central Michigan University. Mr. Diaz’s extensive experience in sales, operations, marketing and management qualify him to serve on the Board.

W. Roy Dunbar
Age: 62
Director Since: March 2017
Committees: Human Resources & Compensation
Public Company Directorships: McKesson Corporation, Johnson Controls International PLC and Duke Energy Corporation
W. Roy Dunbar has served as one of our directors since March 2017. He was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves on the Board of Directors of McKesson Corporation, Johnson Controls International PLC and Duke Energy Corporation and previously served on the boards of Humana Inc., Lexmark International and iGate. Mr. Dunbar was named to NACD Directorship 100 in 2015 and is a NACD Board Leadership Fellow. He is a graduate of Manchester University in the United Kingdom and holds an M.B.A. from Manchester Business School. Mr. Dunbar’s strong leadership skills, service as a director and compensation committee member of other public companies and deep experience across a number of functional disciplines, including the application of information technology across different business sectors, qualify him to serve on the Board.

Name	Principal Occupation and Other Information
Larisa J. Drake
Age: 52
Director Since: May 2019
Committees: Nominating & Corporate Governance
Larisa J. Drake has served as one of our directors since May 2019. Ms. Drake is currently Executive Vice President and Chief Marketing Officer at Equity LifeStyle Properties, a publicly traded real estate investment trust that owns and operates over 450 communities in North America. Ms. Drake has held positions of increasing responsibility in marketing and sales since joining Equity LifeStyle Properties in 2013. Prior to that, Ms. Drake was an officer at Discover Financial Services where she led marketing initiatives over the course of 14 years for Discover Card, the third largest credit card brand in the United States. Before joining Discover, Ms. Drake was part of the advertising agency, Leo Burnett. She holds a B.S. in Communication Studies from Northwestern University; an M.L.A. from The University of Chicago; and an M.B.A. from the Kellogg School of Management. Ms. Drake’s expertise in delivering business results by leveraging both traditional and technology-driven marketing strategies qualify her to serve on our Board.

Class I — Continuing directors whose terms expire in 2026

Name	Principal Occupation and Other Information
William (Bill) W. Douglas III
Age: 63
Director Since: April 2016
Committees: Audit (Chair)
Public Company Directorships: Coca-Cola Hellenic (listed on the London Stock Exchange and the Athens Stock Exchange)
William (Bill) W. Douglas III serves as our Lead Director and has been one of our directors since April 2016. In June 2016, Mr. Douglas retired as Executive Vice President of Coca-Cola Enterprises, Inc. (“CCE”). During Mr. Douglas’s tenure at CCE, it was one of the largest independent bottlers and distributors for The Coca-Cola Company and operated across the United States and Western Europe. Mr. Douglas served as Executive Vice President, Supply Chain at CCE until April 2015. Prior to that, he was Executive Vice President & Chief Financial Officer of CCE from May 2008 to November 2013, Senior Vice President and Chief Financial Officer of CCE from May 2005 to May 2008, and Vice President, Controller and Principal Accounting Officer from July 2004 until May 2005. Prior to joining CCE, Mr. Douglas served as Chief Financial Officer of Coca-Cola HBC, one of the largest bottlers of non-alcoholic beverages in Europe. He currently serves on the Board of Directors of Coca-Cola Hellenic, which is listed on the London Stock Exchange and the Athens Stock Exchange. Mr. Douglas received a degree in Accounting from the J.M. Tull School of Accounting at the University of Georgia. Mr. Douglas’s extensive executive, financial reporting, mergers and acquisitions, and supply chain experience qualify him to serve on the Board.

Jeri L. Isbell
Age: 66
Director Since: October 2016
Committees: Human Resources & Compensation (Chair); Nominating & Corporate Governance
Public Company Directorships: Atkore Inc.
Jeri L. Isbell has served as one of our directors since October 2016. She was Vice President-Human Resources and Corporate Communications at Lexmark International, Inc., a leading developer, manufacturer, and supplier of printing, imaging, device management, managed print services, document workflow and business process, and content management solutions, a position she held from 2003 until her retirement in December 2016. During her 24-year tenure at Lexmark, she also held a number of leadership positions including Vice President of Compensation and Benefits, Vice President of Finance and Division Chief Financial Officer, and U.S. Controller. Ms. Isbell began her career at IBM. She currently serves as a member of the Board of Directors of Atkore Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant. Ms. Isbell was honored with a NACD Directorship 100 designation in 2021, is also a NACD Board Leadership Fellow and is NACD Directorship Certified™. Ms. Isbell’s human resources and communications leadership positions provide the Board with insight into key issues and market practices in these areas for public companies.

CORPORATE GOVERNANCE
The Board is committed to strong corporate governance. We believe strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in our Company. The Board and its committees have adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, human capital and sustainability considerations, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders. Through our website, www.siteone.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Business Code of Conduct and Ethics, Financial Code of Ethics, Board of Directors Communication Policy, charters of each committee of the Board and our annual IMPACT Report.
The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of the Board operations.
Board Structure

The Board currently consists of seven directors and, upon the election of Ms. Sansone to the Board by stockholders at the Annual Meeting, will be increased to consist of eight directors. Our Charter provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election. We currently have two directors in each of Classes I and II (with an additional director, Ms. Sansone, nominated to serve in Class II), and three directors in Class III. The terms of the directors in Classes III and I expire at the annual meetings in 2025 and 2026, respectively. Our stockholders are being asked to elect our Class II directors to serve for a three-year term expiring at the 2027 Annual Meeting of Stockholders. We believe that our classified board structure provides protection against opportunistic attempts to control or influence the Company, including those that advance short-term agendas which could deprive our stockholders of long-term value. During our stockholder outreach programs conducted in each of the last six years, our stockholders have generally found our classified board structure to be acceptable. Accordingly, while we do not intend to maintain a classified board structure in perpetuity, we believe our classified board structure remains the appropriate structure at this point in time due to the specific circumstances described above.
The size of the Board is fixed by resolution adopted from time to time by the Board, but in no event may be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. A director elected to fill a vacancy or a newly created directorship shall hold office until the annual meeting at which his or her term expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal from office.
Director Qualifications and Selection of Nominees

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and recommend director nominees to the Board, including candidates to fill any vacancies that may occur on the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers, in view of the needs of the Board at the time, factors such as business and professional experience, reputation for integrity, judgment, diversity, age, skills, background and demonstrated commitment to full participation on the Board and its committees. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. Each director candidate (including candidates for re-election) is carefully evaluated to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director of our Company. Our director biographies above, as well as the skills matrix below, highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the Board in concluding that the nominee should serve as a director of the Company.

The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise relevant to our business with a reputation for integrity. The Board believes that a variety of viewpoints contribute to a more effective decision-making process. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers diversity in identifying director nominees, including personal characteristics such as race, gender, age and cultural background. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition. Set forth below is the Director and Nominee Skills Matrix that the Nominating and Corporate Governance Committee reviews at its quarterly meetings in connection with discussions regarding potential new directors as well as the Director and Nominee Diversity Matrix illustrating the diversity of our current Board (including our current nominee, Ms. Sansone).
The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from stockholders, current directors, current executives, external consultants and others. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the members of management, the committee and other Board members, and discussions of the committee and the full Board.
The Nominating and Corporate Governance Committee considers stockholder-proposed director candidates on the same basis as recommendations from other sources. Stockholders who seek to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. Submissions should describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board. These requirements are described under “General Information — Stockholder Proposals and Nominations for Director at the 2025 Annual Meeting” on page 62.
Director and Nominee Skills Matrix

	Doug Black (Chairman)	Bill Douglas (Lead Director)	Fred Diaz	Larisa Drake	Roy Dunbar	Jeri Isbell	Judy Sansone	Jack Wyszomierski
Retail			✓				✓
Finance/Former CFO		✓				✓		✓
Marketing & Branding		✓	✓	✓			✓
Manufacturing	✓	✓	✓			✓		✓
Wholesale Distribution	✓	✓	✓		✓		✓	✓
CEO/Former CEO	✓		✓		✓
eCommerce/Technology				✓	✓		✓
Construction/Building Products	✓				✓
Human Resources						✓
Director and Nominee Diversity Matrix

	Doug Black (Chairman)	Bill Douglas (Lead Director)	Fred Diaz	Larisa Drake	Roy Dunbar	Jeri Isbell	Judy Sansone	Jack Wyszomierski
Racial/Ethnic Diversity
Black/African American					✓
Hispanic			✓
White	✓	✓		✓		✓	✓	✓
Gender
Female				✓		✓	✓
Male	✓	✓	✓		✓			✓

Director Independence

The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Diaz, Douglas, Dunbar and Wyszomierski and Mses. Drake, Isbell and Sansone are “independent” as defined under NYSE listing standards. This means that none of those independent directors and nominees has any direct or indirect material relationship with the Company and its management, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure

The Board is led by our Chairman and CEO, Mr. Black. As stated in our Corporate Governance Guidelines, the Board has the flexibility to decide when the positions of Chairman and CEO should be combined or separated and whether an executive or independent director should be Chairman. This approach is designed to allow the Board to choose the most appropriate leadership structure for the Company to serve the interests of the Company and our stockholders at the relevant time. At this point in time, the Board believes that the Company and its stockholders are best served by having Mr. Black serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operations of the Company and for execution of its strategy, the Board believes Mr. Black is the director best qualified to act as Chairman and to lead Board discussions regarding the performance of the Company. The structure also reinforces accountability for the Company’s performance at the highest levels.
Our Corporate Governance Guidelines also provide that, when the position of Chairman is not held by an independent director, a lead director (“Lead Director”) will be appointed by the independent members of the Board. William W. Douglas III serves as our Lead Director. As Lead Director, Mr. Douglas, among other things, serves as a liaison between independent directors and the Chairman, consults with the Chairman of the Board on, and approves, the schedules, agendas and information provided to the Board for each meeting and on other pertinent matters, has the ability to call meetings of independent directors, chairs executive sessions of independent directors, and consults with the CEO on matters relating to management effectiveness and Board performance. Mr. Douglas is available for consultation and direct communication with stockholders upon request. The independent members of the Board selected Mr. Douglas for this role because of, among other attributes, his extensive board room experience, leadership qualities and ability to facilitate meaningful discussion by encouraging participation, soliciting feedback, ensuring all viewpoints are heard and considered and building consensus among the group.
The Board believes that Mr. Black, as Chairman and CEO, together with an empowered and independent Lead Director, provide the appropriate leadership and Board oversight of our Company and facilitate effective functioning of both the Board and the management team.
Meetings of the Board and Attendance at the Annual Meeting

The Board held four meetings during the 2023 Fiscal Year, three of which were held in person. Each of our current directors attended all of the meetings of the Board and any committees of which he or she was a member held during the 2023 Fiscal Year. Directors are expected to attend our annual meetings, and all of our directors attended our 2023 Annual Meeting of Stockholders.
Executive Sessions

Executive sessions, which are meetings of the independent members of the Board, are held at each of the Board’s quarterly meetings. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors, and the independent directors meet with the CEO without the other executive officers being present, with the Lead Director presiding at such sessions. The committees of the Board, as described more fully below, also meet regularly in executive session.
Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at investors.siteone.com/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, conflicts of interest, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
Corporate Responsibility and Stakeholder Impact

At SiteOne, we believe our operational initiatives drive value for all of our stakeholders and will continue to make us stronger and more resilient for many years to come. We continue to enhance our sustainability profile in response to conversations with our stakeholders — particularly feedback from our stockholders received as part of our annual stockholder outreach program. We believe it is important to provide our stockholders with important information about our sustainability-related governance performance. As part of this commitment to transparency, we published our annual IMPACT Report in October 2023, which details our programs and progress across a number of important corporate responsibility topics. Our IMPACT Report follows the recommendations of the SASB and TCFD frameworks and includes the disclosure of quantitative safety, human capital and sustainability metrics relevant to our business and industry. In addition, we have incorporated feedback from our stockholder outreach program to enhance our IMPACT Report disclosures. We will continue to dedicate resources to measuring, reporting on, and improving our sustainability efforts in the coming years. Our IMPACT Report, as well as several other corporate policies, including our Human Rights Policy, Supplier Code of Conduct and Environmental Policy are available on our website at www.siteone.com/impact.
In 2022, we formed our Stakeholder Impact Committee, which assists the Nominating and Corporate Governance Committee and our executive leadership team in (a) setting general strategy related to human capital management and sustainability, (b) developing, implementing, and monitoring initiatives and policies based on that strategy, (c) overseeing communications with SiteOne stakeholders, including associates, customers, suppliers, stockholders and the community with respect to human capital management and sustainability, and (d) monitoring and assessing developments related to, and improving SiteOne’s understanding of sustainability. The Stakeholder Impact Committee held four meetings during the 2023 Fiscal Year.
Our Board, specifically the Nominating and Corporate Governance Committee, oversees our environmental stewardship and corporate responsibility initiatives, including policies and operational controls of environmental, health and safety, social risks, and climate-related risks and opportunities, and is committed to supporting our efforts to operate as a good neighbor in our communities. In May 2021, the Board adopted revisions to the Nominating and Corporate Governance Committee’s charter to memorialize the committee’s responsibility for oversight of the Company’s environmental stewardship and corporate responsibility matters, including climate-related risks and opportunities. Additionally, the Audit Committee of the Board oversees the annual enterprise risk management (“ERM”) process which includes the oversight of risk mitigation controls and procedures for the material risks identified by the Company. In 2023, the Audit Committee’s ERM process included the assessment of potential climate-related risks, key mitigation efforts and the Company’s current level of risk.
Financial Code of Ethics and Business Code of Conduct

We have a Financial Code of Ethics that applies to the CEO, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Business Code of Conduct and Ethics that applies to all of our directors, officers and associates. The Financial Code of Ethics and the Business Code of Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Business Code of Conduct and Ethics contains a 24-hour Compliance and Ethics Hotline to anonymously report compliance or ethics concerns. These submissions, if any, are reviewed at least quarterly by the Audit Committee. Copies of the Financial Code of Ethics and the Business Code of Conduct and Ethics are available at our website at investors.siteone.com/corporate-governance. We also disclose certain internal review procedures and metrics related to complaints received via the Hotline in our IMPACT Report, available at our website at www.siteone.com/impact.
Board Committees

The Board maintains an Audit Committee, a Human Resources and Compensation Committee and a Nominating and Corporate Governance Committee. All members of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee are independent.

The following table shows the current members of each committee, as well as the number of meetings held during the 2023 Fiscal Year. At this time, the Board does not expect any changes to the composition of the committees in 2024.
Director	Audit	Human Resources and Compensation	Nominating and Corporate Governance
William (Bill) W. Douglas III	✓*
Fred M. Diaz	✓	✓
Larisa J. Drake			✓
W. Roy Dunbar		✓
Jeri L. Isbell		✓*	✓
Jack L. Wyszomierski	✓		✓*
Number of Meetings	8	5	4

✓= Current Committee Member; * = Chair
Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for assisting the Board in overseeing the quality and integrity of our financial statements, our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee also reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The members of our Audit Committee are Messrs. Douglas (Chair), Diaz and Wyszomierski.
The Board has determined that Messrs. Douglas, Diaz and Wyszomierski are “independent” as defined under NYSE and Securities Exchange Act of 1934, as amended (“Exchange Act”), rules and regulations. The Board has designated each member of the Audit Committee as an “audit committee financial expert,” and each of them has been determined to be “financially literate” under the NYSE rules.
The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. At present, Messrs. Douglas and Diaz do not sit on more than two other audit committees of public companies. Mr. Wyszomierski currently serves on three other audit committees of public companies. However, both the Board and the Nominating and Corporate Governance Committee reviewed Mr. Wyszomierski’s service on other boards and determined that such simultaneous service will not impair his ability to serve on the Company’s Audit Committee and that the Audit Committee benefits from Mr. Wyszomierski’s service on other audit committees and experience as a chief financial officer.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our Company and its subsidiaries. The Human Resources and Compensation Committee also periodically reviews management development, diversity and succession plans. In May 2019, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s human capital metrics including diversity, pay equity, promotions, turnover and other metrics. The Board adopted further revisions to the committee’s charter in

May 2021 which, among other things, more specifically described the committee’s review and approval of compensation-related proxy statement disclosures. The charter of the Human Resources and Compensation Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The members of the Human Resources and Compensation Committee are Ms. Isbell (Chair) and Messrs. Diaz and Dunbar. The Board has determined that Ms. Isbell and Messrs. Diaz and Dunbar are independent directors.
The Human Resources and Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors. During the 2023 Fiscal Year, the Human Resources and Compensation Committee engaged FW Cook to advise it on executive compensation program design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the NEOs and its non-employee directors. The Human Resources and Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Human Resources and Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and FW Cook is independent.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to the Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines and policies that are applicable to us, and overseeing Board evaluations. The Nominating and Corporate Governance Committee also oversees and monitors significant issues affecting our culture, including our progress on human capital management and sustainability issues. In May 2021, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s sustainability matters, including climate-related risks and opportunities. The charter of the Nominating and Corporate Governance Committee is available on our website at investors.siteone.com/corporate-governance/governance-documents.
The current members of the Nominating and Corporate Governance Committee are Mr. Wyszomierski (Chair) and Mses. Drake and Isbell. The Board has determined that Mr. Wyszomierski and Mses. Drake and Isbell are independent directors.
Communications with the Board

Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
The Board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Whistleblower Procedure

In addition to our Business Code of Conduct and Ethics described above, the Audit Committee has established a separate whistleblower procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters. These submissions, if any, are reviewed at least quarterly by the Audit Committee.

Risk Oversight

The Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, oversight of legal and regulatory compliance and oversight of our information security program, including monitoring and controlling material cybersecurity risks. The Audit Committee meets regularly with our General Counsel. The Human Resources and Compensation Committee evaluates risks arising from our human capital management and compensation policies and practices, as more fully described below. The Audit Committee and the Human Resources and Compensation Committee provide reports to the full Board regarding these and other matters.
Compensation Risk Assessment

In March 2024, the Human Resources and Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Human Resources and Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. Additionally, the incentive compensation program uses multiple performance metrics tied to growth, profitability, asset efficiency and strategic priorities, as well as absolute stock price appreciation, to encourage a balanced focus. Finally, meaningful risk mitigators are in place, including stock ownership guidelines and retention ratio, clawback provisions (including the ability to recoup compensation for fraud, misconduct, or illegal activity), anti-hedging and pledging policies and independent Human Resources and Compensation Committee oversight.
Stock Ownership and Retention Guidelines

In order to further align the long-term interests of Company leaders with the interests of our stockholders, the Company has established stock ownership and retention guidelines for our CEO and other executive officers and has adopted a Non-Employee Director Equity Ownership Policy for non-employee directors. These policies limit our CEO, each member of the senior leadership team who reports directly to the CEO (each a “Covered Executive”) and non-employee directors from selling shares of common stock unless they own shares equal to at least 6x and 2x of annual base salaries for our CEO and Covered Executives, respectively, and 5x the annual cash retainer for non-employee directors. Further, unexercised stock options, unvested RSUs and unsettled PSUs do not count towards meeting these guidelines. For more information about our stock ownership and retention guidelines, see the discussion in the Compensation Discussion and Analysis under the heading “Executive Officer Stock Ownership and Retention Guidelines” on page 45 and under “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 56. Currently, each non-employee director complies with the Non-Employee Director Stock Ownership and Retention Guidelines, and our CEO and each Covered Executive complies with the Executive Officer Stock Ownership and Retention Guidelines.
Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and all other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under our compensation plans) or other derivatives. Our directors and executive officers are also prohibited from holding the Company’s securities in a margin account or otherwise pledging such securities as collateral for a loan.

Board and Committee Evaluations

The Board conducts a thorough annual self-evaluation process. The charters of each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee require an annual performance evaluation. Each committee compares its performance with the requirements of its charter and sets forth the goals and objectives of the committee for the upcoming year. As a result of these evaluations, we also update and revise our processes and practices, providing feedback to the Board’s committees and members as needed to ensure the Board operates in the most efficient and effective manner possible.
Conflicts of Interest

The Business Code of Conduct and Ethics and our Corporate Governance Guidelines govern our conflicts of interest policy. The Business Code of Conduct and Ethics requires associates to avoid conflicts of interest, defined as situations where the person’s private interests or professional interests interfere in any way — or even appear to interfere — with the interests of the Company. The Business Code of Conduct and Ethics requires all conflicts of interest between the Company and its associates to be disclosed to an immediate supervisor or the General Counsel. The Corporate Governance Guidelines require directors to promptly inform the Chairman of the Board or the Chair of the Audit Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.
Related Party Transactions

See “General Information — Certain Relationships and Related Party Transactions” on page 61 for a discussion of our policies and procedures for related person transactions.
Director Change in Circumstances

In the event of a significant change in circumstances involving a director’s employment status, professional position or substantial commitments to a business or governmental organization, the director must offer to tender his or her resignation from the Board for consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee will evaluate the change in circumstances and will recommend to the Board whether the director should continue to serve as a member of the Board or whether the Board should accept the resignation.
Succession Planning and Management Development

Succession planning and talent development are important at all levels within our organization, and accordingly, succession planning and management development are discussed regularly by the Board and the CEO. The Board oversees management’s succession plan for key positions at the senior officer level. Our Corporate Governance Guidelines require that each year the CEO reports to the Board on succession planning, including the principles and process for chief executive officer selection and performance review, as well as plans regarding succession in the case of an emergency or the retirement of the CEO. The Human Resources and Compensation Committee, with the full Board in attendance, also reviews succession planning and talent development of our leadership team at each of its meetings. The Nominating and Corporate Governance Committee has adopted a written CEO succession plan that includes actions to be taken in the event of a planned or unexpected absence (both short-term and longer-term) of the CEO. We believe continuity of leadership is critical to our ongoing success and that our process is effective in preparing us for sustained, long-term effective leadership.
Overboarding

Our Corporate Governance Guidelines state that no director may serve on more than four other public company boards. No director may serve as a member of the Audit Committee if such director serves on more than two other public company audit committees, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Company’s Audit Committee.

Mandatory Retirement Age

Our Corporate Governance Guidelines also require directors to retire from the Board when they reach the age of 72, although a director elected to the Board prior to his or her 72nd birthday may continue to serve until the next annual meeting. While directors generally will not be nominated for election or re-election to the Board after their 72nd birthday, the full Board may nominate candidates over 72 for election or re-election in special circumstances.
Compensation Clawback

Our Corporate Governance Guidelines provide that, in the event the Company is required to issue a restatement of its financial statements due to material noncompliance with applicable financial reporting requirements, the Board may, among other things, clawback an executive’s incentive compensation for the three-year period preceding the date of the financial restatement which is in excess to what would have been paid if the financial information had been correctly reported as set forth in such restatement. The Corporate Governance Guidelines further provide that, if an individual’s misconduct was a contributing factor to the Company having to restate any of its financial statements or constituted fraud, bribery or other illegal act which adversely affected the Company’s financial position or reputation, then the Board may, in its discretion, clawback all or a portion of an executive’s incentive compensation to the extent such incentive compensation was granted on or after the effective date of February 5, 2020.
In addition, the Board has adopted a clawback policy (the “Clawback Policy”) in order to comply with applicable laws and NYSE listing standards that requires the Company to clawback incentive-based compensation in the event the Company issues a restatement of its financial statements, to the extent such incentive-based compensation received by the individual exceeds the amount the individual would have received based on the restated financial statements. The Clawback Policy does not supersede the Board’s ability to clawback incentive compensation under our Corporate Governance Guidelines but, instead, supplements that ability.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of March 26, 2024.
Name	Age	Present Positions	First Became an Executive Officer
Doug Black	59	Chief Executive Officer, Chairman	2014
John Guthrie	58	Executive Vice President, Chief Financial Officer and Assistant Secretary	2001
Briley Brisendine	53	Executive Vice President, General Counsel and Secretary	2015
Scott Salmon	56	Executive Vice President, Strategy and Development	2019
Joseph Ketter	55	Executive Vice President, Human Resources	2015
Shannon Versaggi	45	Senior Vice President, Marketing, Category Management and Pricing	2023
Doug Black has served as SiteOne’s CEO since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and CEO of Oldcastle Architectural Products and Chief Operating Officer and CEO of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP All-American fullback and NCAA Scholar Athlete.
John Guthrie serves as SiteOne’s Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Guthrie joined SiteOne as head of finance shortly after it was formed in 2001 and has been instrumental in helping SiteOne build its market leading position. In addition to his financial leadership role, Mr. Guthrie has also been responsible for Human Resources, Procurement, IT and Region Management. Mr. Guthrie joined SiteOne from Deere & Company where he held various positions in finance. Mr. Guthrie has also held positions in engineering and manufacturing at Commonwealth Edison and Turtle Wax. Mr. Guthrie earned a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago.
Briley Brisendine has served as SiteOne’s Executive Vice President, General Counsel and Secretary since September 2015. Prior to joining SiteOne, Mr. Brisendine spent 12 years at The Home Depot, Inc., where he held a number of senior leadership positions in the legal department. For a portion of his time at The Home Depot, he helped grow the HD Supply division through a number of acquisitions and served as the division’s primary counsel. Most recently, he served as Vice President and Deputy General Counsel of The Home Depot, with responsibility for all legal issues related to securities and corporate governance, corporate finance, store operations, privacy, tax, real estate, international, M&A and general corporate matters. Mr. Brisendine also managed The Home Depot’s Risk Management department. Prior to joining The Home Depot, he spent seven years as an attorney at a national law firm where he focused on securities, corporate governance and M&A matters. Mr. Brisendine holds a B.A. in Finance from Wofford College and a Juris Doctorate from the Walter F. George School of Law at Mercer University.
Scott Salmon joined SiteOne as Executive Vice President, Strategy and Development in March 2019. Prior to joining SiteOne, Mr. Salmon was the President of the Lawn & Garden division of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 17-year career at Oldcastle, Mr. Salmon held several senior leadership positions and was responsible for all aspects of strategic planning and development. Prior to Oldcastle, Mr. Salmon served as an F-16 Pilot and Flight Commander in the United States Air Force where he flew over 30 combat missions. Mr. Salmon holds a B.S. in Economics and Operations Research from the United States Air Force Academy and earned a Master’s in Public Policy from Harvard University’s John F. Kennedy School of Government.
Joseph Ketter has served as SiteOne’s Executive Vice President, Human Resources since February 2020. He joined SiteOne in July 2015 and previously served as Senior Vice President, Human Resources. Prior to joining

SiteOne, Mr. Ketter served as the Executive Vice President of Human Resources for Graham Packaging, where he led global human resources. Previously, Mr. Ketter held a number of senior human resources leadership positions over the course of 19 years at Newell Rubbermaid, a leading manufacturer and marketer of consumer and commercial products. In his last role with Newell Rubbermaid (Senior Vice President of Human Resources — Development) he reported to the Chief Development Officer and provided strategic human resources support to multiple divisions. Mr. Ketter holds a B.A. in Human Resource Management and Management from Ohio University and graduated from Cooper Industries’ Employee Relations Training Program.
Shannon Versaggi has served as SiteOne’s Senior Vice President Marketing, Category Management and Pricing since January 2023. Previously, Ms. Versaggi served as SiteOne’s Senior Vice President and Chief Marketing Officer. Prior to joining SiteOne, Ms. Versaggi was Vice President, Integrated Marketing at Lowe’s Companies. During her 16-year career at Lowe’s, Ms. Versaggi held various marketing leadership positions including Vice President, Media and Planning; Director of Media; Director of Marketing Strategy; and Product Marketing Director. Prior to Lowe’s, she began her career in finance as a Portfolio Specialist at SunTrust Banks. Ms. Versaggi earned an M.B.A. from the Terry College of Business at the University of Georgia and a B.S.B.A. at the Kenan-Flagler Business School at the University of North Carolina — Chapel Hill.

PROPOSAL 2: APPROVAL OF AMENDMENT TO THE COMPANY’S CHARTER
TO LIMIT THE LIABILITY OF CERTAIN OFFICERS
Background of Proposal
The Board has unanimously adopted a resolution to amend and restate our Third Amended and Restated Certificate of Incorporation (the “Charter”), subject to stockholder approval, to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care. Our Charter currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the General Corporation Laws of Delaware (“DCGL”). Effective August 1, 2022, Section 102(b)(7) of the DCGL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of their duty of care in certain limited circumstances (the “Section 102(b)(7) Amendment”).
If stockholders approve this proposal at the Annual Meeting, the Company will file a Fourth Amended and Restated Certificate of Incorporation (the “Amended Charter”) in the form attached hereto as Appendix B (marked to show the proposed modifications). In accordance with the DGCL, however, our Board may elect to abandon the Amended Charter without further action by the stockholders at any time prior to the effectiveness of the filing of the Amended Charter with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Amendment.
Rationale for the Proposed Amended Charter
As part of its annual review of our corporate governance standards and practices, the Board considered the benefits and challenges of eliminating our officers’ personal liability under certain specified circumstances as permitted by the Section 102(b)(7) Amendment. Delaware law has long permitted Delaware corporations to protect directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. However, the nature and role of corporate officers often requires them to make crucial decisions in response to time-sensitive matters, which can create significant risk of investigations, claims or actions seeking to impose liability on them in hindsight, regardless of merit. Consequently, stockholder plaintiffs routinely bring claims against officers that would otherwise be dismissed if brought against directors. The Section 102(b)(7) Amendment was adopted to address the inconsistent treatment between officers and directors and curtails rising litigation and insurance costs for stockholders.
As is currently the case with directors under our Charter, the Amended Charter would not protect officers from personal liability for monetary damages for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would the Amended Charter protect such officers from liability for claims brought by or in the right of the corporation, such as derivative claims. The Board believes it is appropriate to provide this protection to officers to the fullest extent permitted by law in order to continue to attract and retain top talent. This protection has long been afforded to directors, and accordingly, the Board believes that this proposal provides consistency and is in the best interests of the Company and its stockholders.
Required Vote
The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of common stock then entitled to vote at the Annual Meeting is required to adopt this proposal pursuant to our Charter. Broker non-votes and shares that are voted “abstain” are treated as the same as voting “against” this proposal.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED CHARTER.

PROPOSAL 3: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) audited our consolidated financial statements for the 2023 Fiscal Year. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers Deloitte to be well qualified and has appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the 2024 Fiscal Year.
This proposal asks you to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes it is a sound corporate governance practice to do so.
As in prior years, the Audit Committee, along with senior management and the Company’s internal auditor, reviewed Deloitte’s performance as part of its consideration of whether to re-appoint Deloitte as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:
•
Deloitte’s independence and objectivity;

•
the communication and interaction with our Deloitte team over the course of the prior year, the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;

•
external data and management’s perception relating to the depth and breadth of Deloitte’s auditing qualification and experience;

•
Deloitte’s historical and recent performance;

•
recent Public Company Accounting Oversight Board (United States) (“PCAOB”) inspection reports on the firm;

•
the length of time that Deloitte has served as our independent registered accounting firm;

•
the quantity and quality of Deloitte’s staff and national reach;

•
the appropriateness of Deloitte’s fees; and

•
the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that Deloitte follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation.
Based on the results of its review, the Audit Committee concluded that Deloitte is independent and objective and that it is in the best interests of the Company and its stockholders to appoint Deloitte to serve as the Company’s independent registered accounting firm for the 2024 Fiscal Year. Consequently, the Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the 2024 Fiscal Year, and the Board is recommending that the Company’s stockholders ratify this appointment.
If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte but may, nonetheless, choose to retain Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.
A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by stockholders.
The sections below provide information relevant to the Audit Committee’s selection of Deloitte.

Required Vote
Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, at the Annual Meeting.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2024 FISCAL YEAR.

Audit Committee Matters

Fees Paid to Deloitte
The following table presents, for the 2023 Fiscal Year and the 2022 Fiscal Year, fees billed to the Company by Deloitte for the audit of our annual financial statements, audit-related services and all other services. All services provided by Deloitte were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval policy discussed below.
	2023	2022
Audit fees(1)	$1,680,000	$1,555,000
Audit-related fees(2)	92,000	94,000
All other fees(3)	28,790	3,790
Total Fees	$1,800,790	$1,652,790

(1)
“Audit fees” are fees paid to Deloitte for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings.

(2)
“Audit-related fees” for the 2023 Fiscal Year and 2022 Fiscal Year consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under “Audit fees.”

(3)
“All other fees” are fees for any products and services provided by Deloitte not included in the first two categories.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and non-audit services to be performed for the Company by its independent registered public accounting firm and the related fees. Audit Committee pre-approval is required in order to help assure that the services provided by the independent registered public accounting firm do not impair the registered public accounting firm’s independence from the Company.
In compliance with rules of the SEC and the PCAOB, the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent registered public accounting firm. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case-by-case basis unless such services fall within a detailed list of pre-approved audit, audit-related, and tax services, and related fee limitations set forth in the pre-approval policy. The Audit Committee may also grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine or recurring services and would not impair the independence of the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit, audit-related, and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm.
All of the services performed by Deloitte during the 2023 Fiscal Year and the 2022 Fiscal Year were approved in advance by the Audit Committee pursuant to the pre-approval policy.

Report of the Audit Committee

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, maintaining a system of internal control and having appropriate accounting and financial reporting principles and policies. The Company’s independent registered public accounting firm, Deloitte, is responsible for planning and carrying out an audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the rules of the PCAOB and for expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.
As part of the oversight process, the Audit Committee met throughout the year with Deloitte, senior management of the Company and the Company’s internal auditor, both together and separately in closed sessions. In the course of fulfilling its oversight responsibilities, the Audit Committee did, among other things, the following in the 2023 Fiscal Year:
•
reviewed and discussed with management and Deloitte the Company’s consolidated financial statements for the 2023 Fiscal Year;

•
discussed with Deloitte the matters required by applicable requirements of the PCAOB and the SEC;

•
received the written disclosures and letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communication with the Audit Committee concerning independence and discussed with Deloitte its independence; and

•
based on the foregoing review and discussions with management and Deloitte, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2023 Fiscal Year.

This report has been submitted by the current members of the Audit Committee:
Audit Committee
William (Bill) W. Douglas III (Chair)
Fred M. Diaz
Jack L. Wyszomierski

PROPOSAL 4: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs. This non-binding advisory vote, commonly known as a “say on pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation on an annual basis. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Since our IPO, we have received strong “say on pay” support, including more than 93% “say on pay” support at last year’s 2023 Annual Meeting of Stockholders.
The Board and Human Resources and Compensation Committee are dedicated to ensuring that our executive officers are compensated competitively with the market and consistently with our business strategy, sound corporate governance principles and stockholder interests and concerns. To do so, the Human Resources and Compensation Committee uses a combination of short- and long-term incentive compensation, including performance-based awards, to motivate and reward executives who can significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value.
We believe that our compensation program is effective in achieving our goals, has contributed to the Company’s success and is strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to our NEOs are reasonable. For these reasons, the Board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders.”
As you consider this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement on page 34 for additional details on our executive compensation, including the more detailed information regarding our compensation philosophy and objectives.
As an advisory vote, this proposal is not binding on the Board or the Human Resources and Compensation Committee, will not overrule any decisions made by the Board or the Human Resources and Compensation Committee or require the Board or the Human Resources and Compensation Committee to take any specific action. Although the vote is non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.
Required Vote
Approval of the compensation of our NEOs as presented in this Proxy Statement requires the affirmative vote of a majority of the shares present, either in person or by proxy, at the Annual Meeting.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

COMPENSATION
Compensation Discussion and Analysis

In this section we provide information about our philosophies, plans and practices with respect to executive compensation. This section also provides information regarding the material elements of compensation that were paid to or earned by our NEOs for the 2023 Fiscal Year. Our NEOs for the 2023 Fiscal Year were:
•
Doug Black, Chief Executive Officer

•
John Guthrie, Executive Vice President, Chief Financial Officer and Assistant Secretary

•
Briley Brisendine, Executive Vice President, General Counsel and Secretary

•
Scott Salmon, Executive Vice President, Strategy and Development

•
Joseph Ketter, Executive Vice President, Human Resources

Compensation Philosophy and Objectives
Our executive compensation program is designed to encourage high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. In particular, our executive compensation program has the following key objectives:
•
To pay for performance.

•
To reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•
To create a performance culture and maintain morale, which we believe drives exceptional customer service and safety performance.

•
To enable us to attract, motivate and retain top executive talent.

At last year’s 2023 Annual Meeting of Stockholders, our executive compensation program received strong stockholder support, with more than 93% of votes cast in favor of the compensation of our NEOs. We value the opinions of our stockholders, and the Human Resources and Compensation Committee carefully considers the feedback it receives. Accordingly, the Human Resources and Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions.
Our 2023 Executive Compensation Program
Pay Element
	Base Salary	Short-Term Incentive	Performance Stock Units	Restricted Stock Units	Stock Options
Who Receives	All Executive Officers
When Granted	Annually
Form of Delivery	Cash		Equity
Performance Period	None	1 Year	3 Year	Vest Over 4 Years	Vest Over 4 Years, 10-year maximum term
2023 Performance Metrics	None	Adjusted EBITDA, NPS, Organic Daily Sales Growth, individual strategic performance	Relative earnings growth, ROIC, stock price	Stock price	Stock price

Summary of 2023 NEO Target Total Direct Compensation
		Target STI			Target Total Direct Compensation
NEO	Base Salary	% Salary	$ Amount	Target LTI
Doug Black	$925,000	125%	$1,156,250	$3,600,000	$5,681,250
John Guthrie	$525,000	60%	$315,000	$750,000	$1,590,000
Briley Brisendine	$490,000	60%	$294,000	$750,000	$1,534,000
Scott Salmon	$440,000	60%	$264,000	$650,000	$1,354,000
Joseph Ketter	$385,000	60%	$231,000	$600,000	$1,216,000
Chief Executive Officer Pay Mix 2023	Other NEOs Pay Mix 2023

2024 Incentive Plan Design Changes
For the 2024 Fiscal Year, the Human Resources and Compensation Committee approved changes to the award mix for our NEOs under the LTIP, which will consist of 50% RSUs and 50% PSUs. We believe this update to the award mix under our LTIP further demonstrates our commitment to designing an executive compensation program that encourages high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. The Human Resources and Compensation Committee retained the existing vesting and performance conditions for the RSUs and PSUs.
For the 2024 Fiscal Year, the Human Resources and Compensation Committee also approved modest changes to the customer-centric metric in our Short-Term Annual Incentive Plan. We retained the use of Company Net Promoter Score (“Company NPS”) and added metrics related to customer retention and per-customer value. We believe these updates capture a broader view of our customer relationships with a goal of maintaining our strong reputation, and retaining and deepening our relationships with our existing customers. The Human Resources and Compensation Committee retained the other metrics and weightings for the balance of our Short-Term Annual Incentive Plan.
2023 Business Highlights
Net Sales	$4.30 billion, up 7% from 2022
Customer Net Promoter Score	84.9, up from 78.9 in 2022
Safety – Lost Time Incident Rate	0.21, down 49% from 2022
Safety – Recordable Incident Rate	1.48, down 17% from 2022
2023 Associate Engagement Survey Promotor Score	88, up from 87 in 2021
Acquisitions	11 completed, with approximately $320 million in trailing twelve months net sales

2023 Compensation Highlights
2023 Base Salaries
For 2023, the Human Resources and Compensation Committee approved salary increases for our NEOs ranging from 4.1% to 5.7% based on external factors, including competitive market data, retention considerations and internal factors such as personal performance, experience, and the significance of the role to the Company. Adjustments generally positioned our NEOs near the 50th percentile of market.
2023 Bonus Payments
Our NEOs earned bonuses ranging from 70% to 78% of the target award. Our 2023 annual cash bonus plan included three financial metrics: Adjusted EBITDA (weighted 70%), Company NPS (weighted 5%), Organic Daily Sales Growth (weighted 5%), as well as individual strategic goals (weighted 20%, with 2-3 goals per NEO). Each metric provided for a maximum payout of 250% (EBITDA) or 150% (All Other) of target, a target payout of 100%, and a threshold payout of 50% of target, with zero payout for performance below the threshold level. We achieved above threshold performance for Adjusted EBITDA and Organic Daily Sales Growth, near maximum for Company NPS, and between target and maximum for individual strategic goals.
2021 Performance Stock Unit Award Payouts
In early 2021, PSUs were granted contingent on three-year performance based on our earnings before taxes and amortization (“EBTA”) growth relative to a performance peer group, modified by our return on invested capital (“ROIC”), with a maximum potential payout of 200% of target. The Human Resources and Compensation Committee will review and certify the actual payout in May 2024 after it can assess our performance versus the peer group, which includes our then-current compensation peer group plus other best-in-class distributors viewed as having comparable business models.
Determination of Executive Compensation
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives (including our NEOs), directors and certain consultants, approving equity incentive compensation and other incentive arrangements and approving employment and related agreements. In performing these duties, the Human Resources and Compensation Committee is supported by its independent consultant and certain members of executive management, as described below.
Independent Consultant
For the 2023 Fiscal Year, the Human Resources and Compensation Committee engaged FW Cook as its independent consultant. FW Cook reports to and is directed by the Human Resources and Compensation Committee and provides no other services to the Company. The Human Resources and Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and NYSE listing standards and concluded that FW Cook was appropriately independent and free from potential conflicts of interest.
Industry Peer Group
To assist in evaluating our compensation program for 2023, in August 2022, the Human Resources and Compensation Committee reviewed our Company’s industry peer group, considering among other factors, total market capitalization and revenue, and whether the peer is a company with which we compete for talent and/or has a similar business model. At that time, the Human Resources and Compensation Committee approved the removal of DXP Enterprises, Inc. and H&E Equipment Services, Inc. (as both were considered less relevant as peers considering their smaller size relative to SiteOne and the other peer companies) to maintain a robust sample size and position the Company within a reasonable range of median in various measures of company size. The

15-company peer group approved and used by the Human Resources and Compensation Committee in evaluating 2023 target pay decisions is outlined below.
Advanced Drainage Systems, Inc. (NYSE: WMS)	MRC Global Inc. (NYSE: MRC)
Applied Industrial Technologies, Inc. (NYSE: AIT)	MSC Industrial Direct Co., Inc. (NYSE: MSM)
Beacon Roofing Supply, Inc. (NASDAQ: BECN)	Pool Corporation (NYSE: POOL)
Central Garden & Pet Company (NASDAQ: CENTA)	Summit Materials, Inc. (NYSE: SUM)
Eagle Materials Inc. (NYSE: EXP)	The Scotts Miracle-Gro Company (NYSE: SMG)
Fastenal Company (NASDAQ: FAST)	TopBuild Corp. (NYSE: BLD)
GMS Inc. (NYSE: GMS)	Watsco, Inc. (NYSE: WSO)
Installed Building Products, Inc. (NYSE: IBP)
Use of Market Data
The Human Resources and Compensation Committee reviews competitive market data from our industry peer group and general industry surveys as part of its process to set the target pay opportunities for our NEOs. Our executive compensation program aims to provide for total compensation for our executives at approximately the 50th percentile of our peer group, with flexibility to position an individual executive above or below the 50th percentile based on factors including, but not limited to, contribution, performance and uniqueness of role.
Executive Management
Certain members of the executive management team are involved in the executive compensation determination process. For example, our Executive Vice President, Human Resources provides requested information and perspectives on the compensation program, and our General Counsel provides legal and regulatory advice and perspectives. In addition, our CEO makes specific recommendations for compensation levels and program designs for executives (other than himself) and our Chief Financial Officer provides input on financial metrics and goals. Our CEO, Executive Vice President, Human Resources and General Counsel generally attend Human Resources and Compensation Committee meetings but are excused when their individual compensation is being discussed.
Elements of Our Executive Compensation Program
To create a “pay-for-performance” environment, compensation is weighted toward at-risk compensation, consisting of salary, short-term annual cash incentive compensation, long-term equity incentive compensation and certain other benefits. Our base salaries provide a fixed level of compensation, our short-term annual cash incentive program rewards achievement of key financial and strategic objectives, and our long-term incentive opportunities tie a large portion of our NEOs’ total compensation to Company performance and long-term stock growth. Our short-term annual cash incentive program includes Adjusted EBITDA, Company NPS, Organic Daily Sales Growth and other individualized strategic performance targets. The Adjusted EBITDA component of our short-term annual cash incentives, which represents 70% of the incentive opportunity, is capped at 250% of target, and each additional component, which collectively represent the remaining 30% of the incentive opportunity, is capped at 150% of target. Our long-term equity incentive program provides for extended vesting schedules and includes PSUs with three-year relative and absolute performance criteria and capped payouts at 200% of target. Lastly, we provide other benefits as discussed below.
Set forth below is a chart outlining each element of our compensation program for our executive officers and the objectives of each component, and the key measures used in determining each component. For the 2023 Fiscal Year, each NEO’s target total direct compensation, which includes base salary, target short-term annual cash incentives and long-term equity incentives, approximated the median (i.e., 50th percentile) of competitive market data compiled by FW Cook.
Pay Component	Objective of Pay Component
Base Salary	• To attract and retain a high-performing leadership team
Short-Term Annual Cash Incentives	• To reward achievement of short-term business objectives and results, and individual performance goals viewed as drivers of stockholder value
Long-Term Equity Incentives	• To align executive and stockholder interests, create “ownership culture,” promote retention and “pay-for-performance”
Other Benefits	• To provide a safety net of protection in the case of illness, disability, death or retirement, through health, disability and life insurance, 401(k) retirement plan and other employee benefits
Base Salary
Base salaries are set to attract and retain high-performing executive talent. The determination of each executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company, the availability of potential replacement executives and anticipated economic conditions. Each year, the Human Resources and Compensation Committee considers merit and market-based salary increases, using data from our peer group, for our executives, including our NEOs. Based on these factors, in February 2023, the Human Resources and Compensation Committee approved salary increases for each of our NEOs in the range of 4.1% to 5.7%, which generally positioned salaries near the 50th percentile of market. The salary increases for our NEOs took effect on February 20, 2023. The base salaries approved by the Human Resources and Compensation Committee for each NEO during the 2022 Fiscal Year and 2023 Fiscal Year are shown below.
	2022 Base Salary	2023 Base Salary	Base Salary Increase
Doug Black	$875,000	$925,000	5.7%
John Guthrie	$500,000	$525,000	5.0%
Briley Brisendine	$470,000	$490,000	4.3%
Scott Salmon	$420,000	$440,000	4.8%
Joseph Ketter	$370,000	$385,000	4.1%
Short-Term Annual Cash Incentives
Our short-term annual cash incentives are designed to focus our NEOs on achieving superior performance against business objectives and results for the Company as a whole and, in addition, reward them for the achievement of specific individual performance and/or other goals which the Human Resources and Compensation Committee and CEO (in the case of NEOs other than himself) subjectively determine based on their assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of clearly defined metrics and goals, we reinforce our focus on creating a strong pay-for-performance culture.
For the 2023 Fiscal Year, all of our NEOs were eligible to receive short-term annual cash incentives based on the achievement of pre-established annual Company financial and performance metrics and goals approved by the Human Resources and Compensation Committee. Each NEO had a target incentive opportunity expressed as a percentage of his base salary paid during the year. The threshold, target and maximum percentages of base salary and actual percentages of target for our NEOs for the 2023 Fiscal Year were as follows:
	Threshold(1)	Target(1)	Maximum(1)
Doug Black	62.5%	125%	275%
John Guthrie	30%	60%	132%
Briley Brisendine	30%	60%	132%
Scott Salmon	30%	60%	132%
Joseph Ketter	30%	60%	132%

(1)
Expressed as a percentage of base salary. For the 2023 Fiscal Year, each of the various components of the annual incentive awards were subject to a cap, as set forth below.

The Human Resources and Compensation Committee selected Adjusted EBITDA as the primary financial performance metric for our NEOs’ short-term annual cash incentive opportunity, measured against the Adjusted EBITDA goals established by the Human Resources and Compensation Committee in the beginning of the 2023 Fiscal Year and increased mid-year for acquisitions completed prior to the Human Resources and Compensation Committee’s August 8, 2023 meeting. The Human Resources and Compensation Committee reviewed the Company’s 2023 Fiscal Year outlook in establishing the initial Adjusted EBITDA target range, noting that 2023 results were projected to fall below 2022 Fiscal Year actual results given margin contraction from higher input costs that had already materialized with respect to fourth quarter results for the 2022 Fiscal Year. However, the Human Resources and Compensation Committee determined to set our initial Adjusted EBITDA target range at $450 – 464 million, with the high end of that range equal to our record-setting 2022 Fiscal Year results. The Human Resources and Compensation Committee set the target based on its judgment that the Company needed to exceed prior year performance to merit an above-target payout. Subsequently, in order to mitigate the impact of acquisitions not reflected in the levels of achievement for the Adjusted EBITDA performance metric originally approved by the Human Resources and Compensation Committee in February 2023, in August 2023, the Human Resources and Compensation Committee increased the threshold, target and stretch goals to take into account anticipated Adjusted EBITDA contributions from acquisitions completed prior to the Human Resources and Compensation Committee’s August 8, 2023 meeting. If actual performance fell within the Adjusted EBITDA target range, then the payout is at target for such metric. To ensure our Company continues to deliver outstanding customer service, the Human Resources and Compensation Committee also utilized Company NPS as a component of each NEO’s short-term annual cash incentive. In addition, to drive continued sales growth, the Human Resources and Compensation Committee also utilized Organic Daily Sales Growth as a component of our NEOs’ short-term annual cash incentives. The Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement for the strategic performance goals, and for the other NEOs, Mr. Black evaluated the performance of each NEO based on his individual strategic performance goals and made a recommendation to the Human Resources and Compensation Committee. The following table shows the weighting of the 2023 Fiscal Year performance metrics for each NEO, expressed as a percentage of each NEO’s 2023 Fiscal Year total short-term annual cash incentive opportunity.
	% of Total Short-Term Annual Cash Incentive Opportunity
	Adjusted EBITDA(1)	Company NPS(2)	Organic Daily Sales Growth(2)	Strategic Performance(2)(3)
Doug Black	70%	5%	5%	20%
John Guthrie	70%	5%	5%	20%
Briley Brisendine	70%	5%	5%	20%
Scott Salmon	70%	5%	5%	20%
Joe Ketter	70%	5%	5%	20%

(1)
The Adjusted EBITDA component of the short-term annual cash incentive opportunity is capped at 250% of target.

(2)
Company NPS, Organic Daily Sales Growth and Strategic Performance components of the short-term annual cash incentive opportunity are each capped at 150% of target.

(3)
For more detail on individual strategic performance goals, see the table detailing individual criteria on page 41.

The following table shows the threshold, target, stretch, maximum and actual performance levels, along with the payout multiple of target incentive opportunity, for the Adjusted EBITDA component of the 2023 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
	Level of Achievement(2)(3)
Adjusted EBITDA(1)	Beginning of Fiscal Year 2023	After Adjusting for Acquisitions Closed Before August 8, 2023	Payout as % of Target Opportunity
Threshold	$395 million	$406 million	50%
Target	$450 – 464 million	$462 – 464 million	100%
Stretch	$508 million	$522 million	150%
Maximum	$620 million	$638 million	250%
Actual		$415.2 million	58%

(1)
Adjusted EBITDA was calculated using EBITDA for the Company for the 2023 Fiscal Year, as further adjusted for items such as stock-based compensation expense, (gain) loss on sale of assets, financing fees, acquisitions and other adjustments. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.

(2)
Acquisitions completed after the Human Resources and Compensation Committee’s August 8, 2023 meeting were excluded from the calculation of Adjusted EBITDA for purposes of determining short-term annual cash incentive compensation.

(3)
The Adjusted EBITDA weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals, between target and stretch and between stretch and max goals.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Company NPS component of the 2023 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
Company NPS(1)	Level of Achievement(2)	Payout as % of Target Opportunity
Threshold	72	50%
Target	80	100%
Maximum	85	150%
Actual	84.9	149%

(1)
Company NPS is based on responses from a customer survey regarding customer experience. Respondents to the survey are categorized as detractors (0-6 score for likelihood to recommend), passives (7-8) and promoters (9-10). Company NPS is then calculated by subtracting the percentage of detractors from the percentage of promoters.

(2)
The Company NPS weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Organic Daily Sales Growth component of the 2023 Fiscal Year incentive opportunities for our NEOs.
Organic Daily Sales Growth(1)	Level of Achievement(2)	Payout as % of Target Opportunity
Threshold	0%	50%
Target	5%	100%
Maximum	7%	150%
Actual	0.2%	52%

(1)
“Organic Daily Sales” refers to Organic Sales in the fiscal reporting period divided by the number of business days, excluding Saturdays, Sundays and holidays, that our branches are open during such relevant fiscal reporting period. “Organic Sales” is defined as all sales, including sales from newly-opened greenfield branches and decreases in sales from closing existing branches, but excluding any sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period. Organic Daily Sales is a non-GAAP financial measure. Reconciliation to the corresponding GAAP financial measure can be found in Appendix A to this Proxy Statement.

(2)
The Organic Daily Sales weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals and between target and max goals.

To determine the level of achievement of the NEOs’ individual strategic performance criteria, the Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on their individual strategic performance measures and made a recommendation to the Human Resources and Compensation Committee with respect to each NEO’s level of achievement. The individual criteria related to specific individual categories of performance measures, level of achievement and factors supporting such level of achievement are set forth below.
Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Doug Black	SiteOne Safety	150%
•
Decrease in recordable incident rate, exceeding target decrease

•
Decrease in lost time incident rate, exceeding target decrease

•
Zero work-related fatalities

•
Enhanced field safety culture

	Diversity and Inclusion	100%	• Increased leader and overall diversity • Increased bilingual branches from 56% to 58%, short of 63% goal • Active ARGs, Diversity Council and other D&I programs
	Key Business Focus Areas	100%	• Strong progress with commercial and operational initiatives and building team
John Guthrie	Accounting and Internal Audit	100%	• Further improvements to AP process and supplier portal rollout • Enhanced Internal Audit process and reporting • Enhanced acquisition integrations
	FP&A and Performance Management	100%	• Improved forecasting and field support
	Diversity and Inclusion	100%	• Increased team leadership diversity • Support for ARGs, Diversity Council and other D&I programs
Briley Brisendine	SiteOne Safety	150%
•
Decrease in recordable incident rate, exceeding target decrease

•
Decrease in lost time incident rate, exceeding target decrease

•
Zero work-related fatalities

•
Enhanced field safety culture

	Governance, Field Support and Risk Management	150%	• Excellent governance management • Publication of enhanced IMPACT Report • Responsiveness and support to field operations
	Real Estate and Construction	100%	• Solid progress with real estate and construction process and collaboration with field
Scott Salmon	Strategy and Investor Relations	125%	• Excellent investor relations support
	Acquisition Growth	100%	• Record acquired TTM revenue
	Acquisition Integration and Performance	75%	• Record number of integrations • Acquisition performance below target

Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Joe Ketter	SiteOne Safety	150%	• Decrease in recordable incident rate, exceeding target decrease • Decrease in lost time incident rate, exceeding target decrease • Strong support for field execution of safety enhancements
	Diversity and Inclusion	100%	• Increased leader and overall diversity • Increased bilingual branches from 56% to 58%, short of 63% goal • Active ARGs, Diversity Council and other D&I programs
	Team Development	100%	• Good progress on leadership development • Support for Branch Manager Academy development • Strong Associate Engagement Survey results • No reduction in overall Company turnover
Achievement of the Adjusted EBITDA, Company NPS, Organic Daily Sales Growth and the individual performance measures, taken together, resulted in short-term annual cash incentive payouts for the 2023 Fiscal Year shown in the below table:
	Eligible Earnings(1)	Target % of Salary	Target Bonus $	Payout as % Target	Actual Bonus
Doug Black	$918,269	125%	$1,147,836	76%	$870,060
John Guthrie	$521,634	60%	$312,981	71%	$221,590
Briley Brisendine	$487,308	60%	$292,385	78%	$228,937
Scott Salmon	$437,308	60%	$262,385	70%	$184,128
Joseph Ketter	$382,981	60%	$229,789	73%	$168,435

(1)
Eligible earnings reflect the actual base salaries earned by each NEO during the 2023 Fiscal Year.

The award paid to each of our NEOs is also shown in the “Summary Compensation Table” on page 47 under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Equity Incentives
The Human Resources and Compensation Committee makes annual equity grants to our executives as part of our compensation program under our 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). In addition, the Human Resources and Compensation Committee may, from time to time, provide an equity award to one or more of our NEOs to retain and reward key talent or to reflect increased responsibilities. No such equity awards were made during 2023. The Human Resources and Compensation Committee may also review and approve equity awards for promotions. For more information regarding the equity awards granted to our NEOs under the 2020 Plan during the 2023 Fiscal Year, see the “Grants of Plan-Based Awards for 2023 Fiscal Year” table on page 48.
Awards Granted During 2023 under the 2020 Plan
To support our “pay-for-performance” culture, compensation is weighted toward at-risk compensation. Our long-term equity incentive program, which consisted of approximately 33% stock options, 33% RSUs and 33% PSUs for the 2023 Fiscal Year, is designed to serve stockholders’ best interests through sustained long-term financial and stock price performance.

In connection with its annual review of our executive compensation program, including input from FW Cook and feedback received from our stockholders during the 2023 Fiscal Year, in February 2024, our Human Resources and Compensation Committee approved an award mix for our NEOs under the LTIP consisting of 50% RSUs and 50% PSUs for the 2024 Fiscal Year. We believe this update to the award mix under our LTIP further demonstrates our commitment to designing an executive compensation program that encourages high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. We also believe this updated LTIP design evidences our responsiveness to stockholder feedback to enhance the alignment of our executives’ interests with our stockholder interests and allow our executives to share in our stockholders’ success.

The table below sets forth the number of stock options, RSUs and PSUs awarded to each NEO in the 2023 Fiscal Year:
Name	Number of Options Awarded	Number of RSUs Awarded	Number of PSUs Awarded	Targeted Fair Value for All 2023 Awards
Doug Black	16,871	8,034	8,034	$3,600,000
John Guthrie	3,514	1,673	1,673	$750,000
Briley Brisendine	3,514	1,673	1,673	$750,000
Scott Salmon	3,046	1,450	1,450	$650,000
Joseph Ketter	2,811	1,339	1,339	$600,000
Performance Stock Units
PSUs are earned based upon the Company’s performance, over a three-year period, measured by pre-tax income plus amortization (“EBTA”) growth relative to a select peer group, subject to adjustment based upon the application of a ROIC modifier, as set forth below. The “Performance Period” for the PSUs awarded in February 2023 is a three-year period commencing January 2, 2023 and ending December 28, 2025. The Performance Period for the PSUs awarded in February 2022 is a three-year period commencing January 3, 2022 and ending December 29, 2024. The Performance Period for the PSUs awarded in February 2021 is a three-year period commencing January 4, 2021 and ending December 31, 2023. Vesting of PSUs is contingent upon each NEO’s continued employment, subject to certain exceptions as set forth in the PSU agreement.

The table below sets forth the performance criteria for the PSUs:
Performance Level	Relative EBTA Growth	% Target Award	Performance Level	Avg. ROIC	Modifier to PSUs Earned Based on Relative EBTA Growth(1)
<Threshold	<25th percentile	0%
Threshold	25th percentile	50%	Below Target	<12%	-20%
Target	50th percentile	100%	Target	12%-20%	0%
Maximum	>=75th percentile	200%	Above Target	>20%	+20%

(1)
Payout on EBTA growth performance will be capped at 100% of target if the Company’s absolute EBTA growth is negative. Payout for performance between levels noted above will be determined using straight-line interpolation. Total payout will be capped at 200% of target.

Pursuant to the performance criteria provided above, the table below sets forth the payouts for the PSUs awarded in February 2020 for the three-year “Performance Period” commencing December 30, 2019 and ending January 1, 2023, as certified by the Human Resources and Compensation Committee on May 10, 2023.
Name	PSUs Awarded in February 2020	Number of PSUs Settled in May 2023(1)(2)	Value of Earned PSUs in May 2023(3)
Doug Black	6,641	13,282	$1,966,931
John Guthrie	1,229	2,458	$364,005
Briley Brisendine	1,475	2,950	$436,866
Scott Salmon	1,229	2,458	$364,005
Joseph Ketter	1,106	2,212	$327,575

(1)
The Company’s 3-year EBTA grew at a cumulative compound annual growth rate of 50.2% for the 2020-2022 PSU cycle, which ranked at the 89th percentile of the PSU performance peer group for that cycle and resulted in a payout of 200% of target as certified by the Human Resources and Compensation Committee on May 10, 2023.

(2)
The Company’s 3-year average ROIC performance of 24.9% for the 2020-2022 PSU cycle did not modify the final payout, as the overall payout is capped at 200% of target.

(3)
The value of the earned PSUs was based on our closing stock price ($148.09) on May 11, 2023.

Other Benefits
The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include, but are not limited to, medical, dental, health, accident, hospitalization and disability insurance, and a tax-qualified 401(k) plan. In addition, NEOs receive company-paid life insurance benefits of 2X base salary.
Tax and Accounting Considerations
The Human Resources and Compensation Committee and management have taken into account the accounting and tax impact, including Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, of various program designs to balance the potential cost to us with the value to the executive. Section 162(m), as most recently amended in December 2017 in connection with tax reform legislation, limits the deductibility of compensation paid to “covered employees” in excess of $1,000,000 in any taxable year. While the Human Resources and Compensation Committee may consider the impacts of Section 162(m) when determining executive compensation, it may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
The Human Resources and Compensation Committee and management also consider the accounting implications of our executive officer compensation program. The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based compensation programs in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.

Executive Officer Stock Ownership and Retention Guidelines
The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines limit the ability of our CEO and each Covered Executive from selling shares of the Company’s common stock unless they own shares having an aggregate value equal to a multiple of annual base salary, as follows:
Position	Multiple
Chief Executive Officer	6x Annual Base Salary
Covered Executives	2x Annual Base Salary
Only shares held directly by the individual count for purposes of ownership under the stock ownership guidelines.
The CEO and each Covered Executive is required to hold 50% of shares acquired as a result of any settlement of compensatory awards (net of any shares withheld for taxes and the exercise price of stock options) until ownership guidelines have been met. Currently, our CEO and each Covered Executive is in compliance with the Executive Officer Stock Ownership and Retention Guidelines.
We have also established stock ownership requirements for our non-employee directors. See “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 56.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the 2023 Fiscal Year.
By the Company’s Human Resources and Compensation Committee:
Jeri L. Isbell (Chair)
Fred M. Diaz
W. Roy Dunbar

Additional Executive Compensation Information

Summary Compensation Table
The following table sets forth the compensation of our NEOs for the 2023 Fiscal Year and the two immediately preceding fiscal years.
Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Doug Black Chairman and Chief Executive Officer	2023	918,269	1,218,761	2,399,916	870,060	23,342	5,430,348
	2022	871,634	1,158,135	2,266,540	1,160,363	17,509	5,474,181
	2021	850,000	997,710	1,999,781	2,188,749	12,553	6,048,793
John Guthrie Executive Vice President, Chief Financial Officer	2023	521,634	253,851	499,759	221,590	14,053	1,510,887
	2022	493,269	238,443	466,440	335,176	13,038	1,546,366
	2021	442,308	191,191	383,142	554,530	12,452	1,583,623
Briley Brisendine Executive Vice President, General Counsel and Secretary	2023	487,308	253,851	499,759	228,937	14,029	1,483,884
	2022	466,635	238,443	466,440	317,078	12,994	1,501,590
	2021	442,692	207,816	416,372	560,814	12,454	1,640,148
Scott Salmon Executive Vice President, Strategy and Development	2023	437,308	220,043	433,144	184,128	23,560	1,298,183
	2022	417,308	204,363	399,704	274,171	13,824	1,309,370
	2021	377,019	182,878	366,527	470,801	12,334	1,409,559
Joseph Ketter Executive Vice President, Human Resources	2023	382,981	203,067	399,986	168,435	13,851	1,168,320
	2022	367,307	187,295	366,334	244,076	12,825	1,177,837
	2021	348,462	157,940	316,350	436,166	12,293	1,271,211

(1)
Represents the actual sum of regular pay, paid time off, holiday and back pay earned for the 2023, 2022 and 2021 fiscal years, as applicable.

(2)
The amount reported reflects the aggregate grant date fair value of the option awards and stock awards granted in the respective year, computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements included in our Annual Report on Form 10-K for the 2023 Fiscal Year filed with the SEC on February 22, 2024 for a discussion of the relevant assumptions used in calculating these amounts. The maximum award value for the PSUs granted in Fiscal Year 2023 (determined as described above in “— Elements of Our Executive Compensation Program — Long-Term Equity Incentives” on page 42) is $2,399,916 for Mr. Black, $499,759 for Mr. Guthrie, $499,759 for Mr. Brisendine, $433,144 for Mr. Salmon and $399,986 for Mr. Ketter. The maximum award value for the PSUs granted in Fiscal Year 2022 is $2,266,540 for Mr. Black, $466,440 for Mr. Guthrie, $466,440 for Mr. Brisendine, $399,704 for Mr. Salmon and $366,334 for Mr. Ketter. The maximum award value for the PSUs granted in Fiscal Year 2021 is $1,999,781 for Mr. Black, $383,142 for Mr. Guthrie, $416,372 for Mr. Brisendine, $366,527 for Mr. Salmon and $316,350 for Mr. Ketter.

(3)
Includes short-term annual cash incentives earned with respect to the 2023, 2022 and 2021 fiscal years. For more detail, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 38.

(4)
For the 2023 Fiscal Year, reflects: (i) Company 401(k) match of $13,200 for each NEO; (ii) in the case of Mr. Black and Mr. Salmon, $9,289 and $9,615, respectively, for spouses’ attendance at an annual customer event attended by customers and their spouses or significant others and (iii) life and accidental death insurance premiums paid by the Company on behalf of each NEO.

Grants of Plan-Based Awards for 2023 Fiscal Year
The following table provides information concerning plan-based awards granted to the NEOs in the 2023 Fiscal Year.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	All Other Stock Awards: Number of Securities Underlying Awards (#)(5)	Exercise or Base Price of Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Doug Black	—	573,918	1,147,836	2,525,240	—	—	—	—	—	—	—
	2/9/2023	—	—	—	4,017	8,034	16,068	—	—	—	1,199,958
	2/9/2023	—	—	—	—	—	—	16,871	—	149.36	1,218,761
	2/9/2023	—	—	—	—	—	—	—	8,034	—	1,199,958
John Guthrie	—	156,490	312,981	688,557	—	—	—	—	—	—	—
	2/9/2023	—	—	—	837	1,673	3,346	—	—	—	249,879
	2/9/2023	—	—	—	—	—	—	3,514	—	149.36	253,851
	2/9/2023	—	—	—	—	—	—	—	1,673	—	249,879
Briley Brisendine	—	146,192	292,385	643,246	—	—	—	—	—	—	—
	2/9/2023	—	—	—	837	1,673	3,346	—	—	—	249,879
	2/9/2023	—	—	—	—	—	—	3,514	—	149.36	253,851
	2/9/2023	—	—	—	—	—	—	—	1,673	—	249,879
Scott Salmon	—	131,192	262,385	577,246	—	—	—	—	—	—	—
	2/9/2023	—	—	—	725	1,450	2,900	—	—	—	216,572
	2/9/2023	—	—	—	—	—	—	3,046	—	149.36	220,043
	2/9/2023	—	—	—	—	—	—	—	1,450	—	216,572
Joseph Ketter	—	114,894	229,789	505,535	—	—	—	—	—	—	—
	2/9/2023	—	—	—	670	1,339	2,678	—	—	—	199,993
	2/9/2023	—	—	—	—	—	—	2,811	—	149.36	203,067
	2/9/2023	—	—	—	—	—	—	—	1,339	—	199,993

(1)
For a discussion of the payout opportunities under our short-term annual cash incentive plan for the 2023 Fiscal Year, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 38. Actual amounts paid to each of our NEOs is shown in the “Summary Compensation Table” on page 47 under the “Non-Equity Incentive Plan Compensation” column.

(2)
The annual incentive opportunity with respect to the Adjusted EBITDA, Company NPS, Organic Daily Sales Growth and individual strategic performance component for each NEO was capped at 250%, 150%, 150% and 150% of target, respectively, for the 2023 Fiscal Year.

(3)
Includes the PSUs granted to each of our NEOs under the 2020 Plan, which will be earned based on the Company’s performance over the three-year performance period commencing on January 2, 2023 and ending December 28, 2025. See “— Elements of Our Executive Compensation Program — Performance Stock Units” on page 43.

(4)
Reflects stock options granted under the 2020 Plan, which vest in four equal installments on each of the first through fourth anniversaries of the grant date.

(5)
Includes the time-based RSUs granted to each of our NEOs under the 2020 Plan, which vest annually in four equal installments beginning on February 9, 2024.

(6)
Reflects the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures and using a Black-Scholes option pricing model. RSUs and PSUs have grant date fair values equal to the fair market value of the underlying stock on the date of grant. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements in our Annual Report on Form 10-K for the 2023 Fiscal Year filed with the SEC on February 22, 2024 for further discussion of the relevant assumptions used in calculating these amounts.

Outstanding Equity Awards at 2023 Fiscal Year End
		Option Awards(2)(3)				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(4)	Option Expiration Date	Number of RSUs that have not Vested (#)(5)	Market Value of RSUs that have not Vested ($)(6)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(6)
Doug Black	2/9/2023	—	16,871	149.36	2/9/2033	8,034	1,305,525	8,034	1,305,525
	2/10/2022	5,038	15,114	179.40	2/10/2032	4,738	769,925	6,317	1,026,513
	2/11/2021	10,382	10,382	166.15	2/11/2031	3,009	488,963	—	—
	2/5/2020	29,888	9,962	101.63	2/5/2030	1,660	269,750	—	—
	2/6/2019	66,873	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	67,187	—	77.04	2/14/2028	—	—	—	—
	2/17/2017	41,629	—	38.73	2/17/2027	—	—	—	—
John Guthrie	2/9/2023	—	3,514	149.36	2/9/2033	1,673	271,863	1,673	271,863
	2/10/2022	1,037	3,112	179.40	2/10/2032	975	158,438	1,300	211,250
	2/11/2021	1,990	1,989	166.15	2/11/2031	576	93,600	—	—
	2/5/2020	3,689	1,845	101.63	2/5/2030	307	49,888	—	—
	2/6/2019	3,541	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	3,359	—	77.04	2/14/2028	—	—	—	—
Briley Brisendine	2/9/2023	—	3,514	149.36	2/9/2033	1,673	271,863	1,673	271,863
	2/10/2022	1,037	3,112	179.40	2/10/2032	975	158,438	1,300	211,250
	2/11/2021	2,163	2,162	166.15	2/11/2031	626	101,725	—	—
	2/5/2020	6,641	2,214	101.63	2/5/2030	369	59,963	—	—
	2/6/2019	13,083	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	13,437	—	77.04	2/14/2028	—	—	—	—
	2/17/2017	18,590	—	38.73	2/17/2027	—	—	—	—
	5/12/2016	35,000	—	26.67	5/12/2026	—	—	—	—
	9/8/2015	1,035	—	12.84	9/8/2025	—	—	—	—
Scott Salmon	2/9/2023	—	3,046	149.36	2/9/2033	1,450	235,625	1,450	235,625
	2/10/2022	889	2,667	179.40	2/10/2032	835	135,688	1,114	181,025
	2/11/2021	1,903	1,903	166.15	2/11/2031	551	89,538	—	—
	2/5/2020	5,534	1,845	101.63	2/5/2030	307	49,888	—	—
	3/11/2019	26,406	—	52.26	3/11/2029	—	—	—	—
Joe Ketter	2/9/2023	—	2,811	149.36	2/9/2033	1,339	217,588	1,339	217,588
	2/10/2022	815	2,444	179.40	2/10/2032	766	124,475	1,021	165,913
	2/11/2021	1,644	1,643	166.15	2/11/2031	476	77,350	—	—
	2/5/2020	4,981	1,660	101.63	2/5/2030	276	44,850	—	—
	2/6/2019	8,722	—	51.59	2/6/2029	—	—	—	—
	2/14/2018	8,750	—	77.04	2/14/2028	—	—	—	—
	2/17/2017	10,108	—	38.73	2/17/2027	—	—	—	—
	7/27/2015	46,690	—	12.84	7/27/2025	—	—	—	—

(1)
The 2016 Omnibus Equity Incentive Plan (the “2016 Plan”) and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs prior to the adoption of the 2020 Plan, including, among other things, the vesting and forfeiture provisions. The 2020 Plan and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs since 2021.
(2)
The options granted under the 2016 Plan and 2020 Plan vest in four equal installments on each of the first through fourth anniversaries of the date of grant.

(3)
Prior to our IPO and the adoption of the 2020 Plan and our 2016 2016 Plan, certain of our NEOs received stock options pursuant to our Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (f/k/a CD&R Landscapes Parent, Inc. Stock Incentive Plan) (the “Stock Incentive Plan”). The options granted under the Stock Incentive Plan vested in five equal installments on each of the first through fifth anniversaries of the date of grant.

(4)
Option exercise prices for options granted prior to April 29, 2016 reflect equitable adjustments by the Board in connection with the declaration and payment of the one-time cash dividend in April 2016.

(5)
The RSUs will vest and settle into shares of common stock in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the NEO’s continued employment (except for the 2/9/2023 grants to Mr. Black and Mr. Guthrie who satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements).

(6)
Based on the closing price of the Company’s stock on December 29, 2023 ($162.50), the final trading day of the 2023 Fiscal Year.

(7)
The PSUs will vest and settle into common stock as described above in “Elements of Our Executive Compensation Program — Performance Stock Units” on page 43.

Option Exercises and Stock Vested in 2023 Fiscal Year
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(2)(3)
Doug Black	121,960	16,561,959	13,547	2,129,372
John Guthrie	3,000	355,230	2,619	411,376
Briley Brisendine	—	—	2,805	441,049
Scott Salmon	—	—	3,065	458,987
Joseph Ketter	—	—	2,085	327,842

(1)
The value realized on option exercises is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)
A participant is vested in the right to receive PSUs granted in 2021 under the applicable PSU award agreement as of December 31, 2023 (the end of the performance cycle). However, pursuant to the terms of the award, the actual number of shares to be awarded to the participant is not known until the Human Resources and Compensation Committee determines the applicable performance levels of the underlying (i) relative EBTA growth and (ii) absolute ROIC after the end of the performance cycle. Accordingly, the values in the table above reflect the target number of PSUs awarded in 2021 multiplied by the closing price of the Company’s stock on December 29, 2023 ($162.50), the final trading day of the 2023 Fiscal Year. The final value realized will not be known until after the Human Resources and Compensation Committee completes its determination in verifying the financial information used to calculate the applicable performance level achievements, which may result in a greater or lesser value than shown above. After completion of this process, the actual transfer of common stock is made to participants. As a result, the following amounts have been added to the “Stock Awards” column above to reflect the PSUs that have vested but not settled and, therefore, no value has been received by our NEOs as of March 26, 2024:

	Estimated PSU Stock Awards
	Number of shares vested (#)	Value realized on vesting ($)
Doug Black	6,018	977,925
John Guthrie	1,153	187,363
Briley Brisendine	1,253	203,613
Scott Salmon	1,103	179,238
Joseph Ketter	952	154,700

(3)
The value realized on vesting is determined by multiplying the number of units vested by our closing stock price on the date the units vested. For 2023, units granted on February 6, 2019 vested on February 6, 2023, units granted on March 11, 2019 vested on March 11, 2023, units granted on February 5, 2020 vested on February 5, 2023, units granted on February 11, 2021 vested on February 11, 2023 and units granted on February 10, 2022 vested on February 10, 2023, and the closing stock price on those dates was $155.52, $135.60, $159.86, $146.87 and $146.87, respectively.

Potential Payments Upon Termination or Change-in-Control
Separation Benefit Agreements with Messrs. Black, Guthrie, Brisendine, Salmon and Ketter
Severance protections, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining key executive officers. The potential occurrence of a change-in-control transaction would create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the NEO-level. In order to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment are often uncertain, we provide our NEOs and other senior executives with severance benefits if the executive’s employment is terminated by the Company “without cause” or by the executive for “good reason” (each as defined below) in connection with a change-in-control and outside of a change-in-control. Because a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances.
The Board evaluates the level of severance benefits to each NEO on a case-by-case basis, and in general, considers these severance protections to be an important part of the compensation provided to our NEOs and consistent with competitive practices.
Accordingly, in November 2023, the Company entered into separation benefit agreements (collectively, the “Separation Agreements”) with each of the Company’s NEOs, as well as other senior executives of the Company. The Separation Agreements replace, on the one hand, the employment agreement previously entered into by the Company with Mr. Black and, on the other hand, the separation benefit agreements previously entered into by the Company with the other NEOs.
The Separation Agreements provide that, if the NEO’s employment is terminated “without cause” or if the NEO terminates his employment for “good reason” outside of the 12-month period following a change-in-control, the NEO is entitled to receive the following:
•
all salary, prior year bonus, expense reimbursements and benefits earned or incurred but unpaid as of the date of termination (the “Base Termination Compensation”);

•
severance pay consisting of an amount equal to (a) 18 months of the NEO’s base salary, at the greater of the rate in effect (1) at the effective time of termination and (2) prior to the event giving rise to good reason, paid in monthly installments beginning on the 60th day following the termination date, and (b) the NEO’s annual bonus for the year in which his employment terminates based on actual results, prorated for the portion of the year that the NEO had remained employed and paid at the time executive annual bonuses are paid for the fiscal year of termination (but no later than 2.5 months after the end of such year); and

•
continued medical, dental and vision insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months at active employee rates, with the COBRA premium amount reimbursed to the NEO on a monthly basis (the “Benefit Continuation”).

With respect to the description of severance pay described above, Mr. Black’s Separation Agreement provides that, in addition to the benefits described above, Mr. Black is also entitled to an annual bonus for the year in which his employment terminates, determined based on target results.
If the NEO’s employment is terminated “without cause” or if the NEO terminates his employment for “good reason” within the 12-month period following a change-in-control, the NEO is entitled to receive the following:
•
the Base Termination Compensation;

•
severance pay consisting of an amount equal to two times the sum of (a) the NEO’s base salary, at the greater of the rate in effect (1) at the time of termination and (2) prior to the event giving rise to good reason and (b) the NEO’s annual bonus for the year in which his employment terminates determined based on target results, paid in a lump sum on the 40th day following the termination date;

•
an amount equal to the NEO’s annual bonus for the year in which his employment terminates determined based on actual results, prorated for the portion of the year that the NEO had remained employed and paid at the time executive annual bonuses are paid for the fiscal year of termination (but no later than 2.5 months after the end of such year); and
•
the Benefit Continuation.

If the NEO’s employment is terminated for “cause” or the NEO voluntarily terminates his employment without “good reason” or if the NEO’s employment is terminated due to death, he is only entitled to receive the Base Termination Compensation. If the NEO’s employment is terminated due to disability, he is entitled to receive (a) the Base Termination Compensation and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates.
Payment of the above termination compensation and/or benefits under the Separation Agreements (other than the Base Termination Compensation) is conditioned on each NEO signing and not revoking a general release of claims in favor of the Company and complying with the restrictive covenants set forth in any written agreement between the NEO and the Company.
“Cause” is defined in the Separation Agreements as (a) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (b) willful or grossly negligent failure to perform material duties, (c) willful material violation of Company policy, (d) material breach of a binding agreement to which he is a party and (e) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.
“Good Reason” is defined in the Separation Agreements as (a) a material reduction in base salary, (b) a material reduction in annual incentive compensation opportunity, (c) a material diminution in his authority, duties or responsibilities without consent (d) a relocation of the NEO’s principal place of employment by more than 50 miles, or (e) material breach by the Company or any of its subsidiaries of an agreement to which the NEO is the counterparty. Mr. Black’s Separation Agreement further provides that a failure to nominate Mr. Black to the Board also constitutes “Good Reason.” Notice and cure provisions apply.
Accelerated Vesting of Options, RSUs and PSUs on Certain Terminations of Employment or a Change-In-Control
2020 Plan and 2016 Plan
For awards granted under the 2020 Plan or 2016 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then all unvested options and RSUs held by the NEO at the time of his or her death or disability will accelerate and become vested. For PSUs granted under the 2020 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then a pro rata portion of the PSUs will vest (based on target level performance), determined by multiplying the target award by (x) the number of completed months that the NEO was employed with the Company during the performance period and (y) 36 months.
If a NEO resigns or retires at or after the age of 60, and has been an employee of the Company for at least 10 years, subject to certain non-competition requirements, then unvested options and RSUs will continue to vest on the prescheduled vesting dates in the two-year period following the effective date of such resignation or retirement (in the case of options granted since 2018, and in the case of RSUs granted in since 2020). PSUs will vest in a pro-rated number at the end of the performance cycle (based on actual performance) as follows: (x) if retirement occurs in year one of the performance period, then 33% of the PSUs will vest; (y) if retirement occurs in year two of the performance period, then 66% of the PSUs will vest; and (z) if retirement occurs in year three of the performance period, then 100% of the PSUs will vest.
In February 2023, our Human Resources and Compensation Committee approved amendments to the applicable equity award agreements governing the terms of the options, RSUs and PSUs granted under the 2020 Plan. Pursuant to such amendments, all unvested options and RSUs granted to a NEO after the effective date of the amendments under an applicable award agreement, as amended, will fully vest following the end of their employment, generally in four equal annual installments and expire in 10 years for options, if such NEO’s combined age (minimum of 55 years of age) and completed years of employment with the Company (minimum of 5 years of service) equals 65 or more (i.e., the “Rule of 65”). The amendments did not alter (i) any equity award agreements outstanding on or prior to February 8, 2023, or (ii) the pro-rated vesting schedule with respect to PSUs, as described above, other than to change the definition of retirement to reflect the Rule of 65.
Upon a termination without cause, unvested options and RSUs will vest in an amount equal to the number of options and RSUs, as applicable, that would have vested on the next scheduled vesting date, had the NEO remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date. PSUs will vest (based on actual performance) at the end of the performance period, determined by multiplying the target award by a fraction (x) the numerator of which equals the number of completed months that the NEO was employed with the Company during the performance period and (y) the denominator of which equals 36 months.
If the Company experiences a “change-in-control,” as defined below, no vesting or cancellation of awards granted under the 2020 Plan or 2016 Plan will occur if awards are assumed and/or replaced in the change-in-control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment “without cause” or voluntary termination with “good reason,” in each case occurring within one year following the date of the change-in-control. If the Human Resources and Compensation Committee determines that substitute awards will not be provided in the change-in-control, all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change-in-control (less, in the case of options and SARs, the applicable exercise or base price). The Human Resources and Compensation Committee has the ability to prescribe different treatment of awards in the award agreements.
Notwithstanding the foregoing, in the event of a change-in-control, PSUs will automatically convert into RSUs (based on target level, in the event the change-in-control occurs prior to the completion of year two of the performance period, or based on performance to date, in the event the change-in-control occurs in year three of the performance period). The RSUs will vest at the end of the performance period unless the RSUs are not assumed and/or replaced or the participant’s employment is terminated without cause or voluntarily with good reason as described above, in which case the RSUs will vest immediately.
Under the 2016 Plan, a “change-in-control” is generally defined as the first to occur of the following events:
•
any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or any of the Company’s subsidiaries, or any affiliates of any of the foregoing;

•
within any 12-month period, the persons who were the Company’s directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•
the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company.

Under the 2020 Plan, a “change-in-control” is generally defined as the first to occur of the following events:
•
the consummation of any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of the Company’s subsidiaries, any employee benefit plan of the Company or any of the Company’s subsidiaries, or any affiliates of any of the foregoing;

•
within any consecutive 24-month period, incumbent directors cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes (provided, that that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors will not be considered an Incumbent Director for the purposes of the 2020 Plan);

•
the sale, transfer or other disposition of all or substantially all of the Company’s assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; or

•
the approval of a plan of complete liquidation or dissolution by the Company’s stockholders.

Summary of Potential Payments Upon Termination of Employment or Upon the Occurrence of a Change-In-Control
The following table shows the estimated value of benefits to Messrs. Black, Guthrie, Brisendine, Salmon and Ketter if their employment had been terminated under the various circumstances described below as of December 31, 2023, the last day of the 2023 Fiscal Year, or upon the occurrence of a change-in-control (“CIC”). The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried associates), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried associates) and the value of equity awards that were vested by their terms as of December 31, 2023 (other than vested but unsettled PSUs awarded in February 2021). For a description of the definition of “cause” and the timing of the payments see “Potential Payments Upon Termination or Change-In-Control — Separation Benefits Agreements with Messrs. Black, Guthrie, Brisendine, Salmon and Ketter” on page 51.
	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	Death/Disability ($)	Retirement ($)(5)	CIC (No Termination) ($)(6)
Doug Black
Severance Pay (base salary and bonus components)(1)	1,377,404	4,132,211	—	—	—
Employer-Paid COBRA(2)	38,129	38,129	38,129	—	—
Value of Equity Award Acceleration(3)	3,671,597	6,972,197	5,759,676	1,962,385	6,972,197
Total	5,087,130	11,142,537	5,797,805	1,962,385	6,972,197
John Guthrie
Severance Pay (base salary and bonus components)(1)	782,452	1,669,230	—	—	—
Employer-Paid COBRA(2)	33,052	33,052	33,052	—	—
Value of Equity Award Acceleration(3)	724,032	1,402,742	1,151,083	408,657	1,402,742
Total	1,539,536	3,105,024	1,184,135	408,657	1,402,742
Briley Brisendine
Severance Pay (base salary and bonus components)(1)	730,962	1,559,385	—	—	—
Employer-Paid COBRA(2)	—	—	—	—	—
Value of Equity Award Acceleration(3)	773,227	1,459,653	1,207,994	—	1,459,653
Total	1,504,189	3,019,038	1,207,994	—	1,459,653
Scott Salmon
Severance Pay (base salary and bonus components)(1)	655,962	1,399,385	—	—	—
Employer-Paid COBRA(2)	48,448	48,448	48,448	—	—
Value of Equity Award Acceleration(3)	665,723	1,258,955	1,041,530	—	1,258,955
Total	1,370,133	2,706,788	1,089,978	—	1,258,955
Joseph Ketter
Severance Pay (base salary and bonus components)(1)	574,471	1,225,539	—	—	—
Employer-Paid COBRA(2)	48,448	48,448	48,448	—	—
Value of Equity Award Acceleration(3)	597,187	1,140,443	940,081	—	1,140,443
Total	1,220,106	2,414,430	988,529	—	1,140,443

(1)
Pro rata bonus is not included in this table because, assuming a termination of employment on December 31, 2023, the performance period with respect to the 2023 Fiscal Year was complete and the NEO would have been employed for the full performance period.

(2)
Represents Company-paid COBRA for medical, dental and vision coverage based on COBRA 2023 rates.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Stock options, RSUs and PSUs are valued based upon the closing price of the Company’s stock on December 29, 2023 ($162.50), the final trading day of the 2023 Fiscal Year.

(5)
As of December 31, 2023, Mr. Black and Mr. Guthrie satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements. None of our other NEOs satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements.

(6)
Assumes no replacement or substitute awards granted in connection with change-in-control.

Director Compensation

The Board has adopted a non-employee director compensation policy. The Human Resources and Compensation Committee has engaged FW Cook as an outside compensation consultant to ensure the compensation paid to our directors remains competitive, specifically as a result of a market benchmarking survey, using the same peer companies that are used to benchmark executive compensation. Under current policy, all non-employee directors are entitled to cash compensation as set forth below, payable in arrears on a quarterly basis:
Annual Retainer
Board:
All non-employee members	$80,000
Lead Director	$35,000
Audit Committee:
Chair	$32,500
Non-Chair members	$12,500
Human Resources and Compensation Committee:
Chair	$27,500
Non-Chair members	$10,000
Nominating and Corporate Governance Committee:
Chair	$22,500
Non-Chair members	$7,500
Each non-employee director has the right to elect to receive all or a portion of his or her annual cash retainer in the form of, as applicable based on whether such non-employee director has met the stock ownership and retention requirements set forth in the Company’s Non-Employee Director Equity Ownership Policy, deferred share units (“DSUs”) or fully vested RSUs, in each case, using the fair market value of a share of the Company’s common stock on the applicable grant date. The DSUs are subject to the deferral requirements of Section 409A of the Internal Revenue Code of 1986, as amended. Non-employee directors may also elect to defer RSUs until the termination of their Board service (or a specified date).
Under the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive a prospective equity award for the coming year of service with a grant date fair value of $130,000 in the form of DSUs. The DSUs granted to our non-employee directors under the 2020 Plan vest upon the earlier of (i) the first anniversary of the grant date and (ii) the next annual meeting of stockholders, in each case, subject to such non-employee director’s continued service as a director or other service provider.
In the event of a non-employee director’s termination of service prior to the end of the vesting period due to a voluntary resignation from the board or involuntary removal without cause, a prorated portion of the DSUs will become vested.
In the event of a director’s termination due to death or disability or change-in-control prior to the non-employee director’s termination of service, the vesting period will lapse and the DSUs will become fully vested.
We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending in-person Board and committee meetings.
In August 2022, the Board approved certain amendments to the non-employee director compensation policy. Pursuant to the amended non-employee director policy, our non-employee directors will receive either DSUs or RSUs depending on whether such director has met the stock ownership and retention requirements set forth in the Company’s Non-Employee Director Equity Ownership Policy on the applicable grant date. Those non-employee directors that have met the applicable stock ownership and retention requirements are entitled to receive RSUs and may elect to defer settlement of their RSUs until the termination of their Board service (or a specified date). Vested RSUs granted to non-employee directors settle into the Company’s common stock at the earlier to occur of the vesting date, termination of the director’s service on the Board, or until a change of control of the Company. Settlement may also be deferred at the director’s election until a specified date after the vesting date.

Director Compensation for 2023 Fiscal Year
The following table summarizes the compensation paid to our non-employee directors for the 2023 Fiscal Year.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Fred M. Diaz	100,700	130,000	230,700
William W. Douglas III	145,700	130,000	275,700
Larisa J. Drake	85,700	130,000	215,700
W. Roy Dunbar	88,200	130,000	218,200
Jeri L. Isbell	112,300	130,000	242,300
Jack L. Wyszomierski	111,400	130,000	241,400

(1)
Reflects the grant date fair value of 878 DSUs granted to Messrs. Douglas, Dunbar and Wyszomierski and of 878 RSUs granted to Mr. Diaz and Mses. Drake and Isbell, each of which have met the stock ownership and retention requirements set forth in the Company’s Non-Employee Director Equity Ownership Policy as further described above, on May 11, 2023. The grant date fair values of the DSUs and RSUs are computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions, determined by dividing the grant value by the closing price of our common stock on the grant date.

Non-Employee Director Stock Ownership and Retention Guidelines
Our Non-Employee Director Equity Ownership Policy requires each non-employee director to own shares of the Company’s common stock having an aggregate value equal to a multiple of the annual cash retainer as followers:
Position	Multiple
Non-Employee Director	5x Annual Cash Retainer
All shares of the Company’s common stock owned directly or indirectly, and DSUs held by the non-employee director, count for purposes of the ownership policy. Non-employee directors are required to maintain 100% of after-tax shares earned from the non-employee director compensation program until the ownership threshold has been achieved but are not required to purchase equity in the open market in order to comply with the ownership policy.
Also, DSUs granted to our non-employee directors under the 2020 Plan and grants under the 2016 Plan pursuant to our non-employee director compensation policy will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on the Board or a change-in-control. Currently, each non-employee director is in compliance with the Non-Employee Director Stock Ownership and Retention Guidelines.
Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Dunbar and Diaz and Ms. Isbell all served as members of the Human Resources and Compensation Committee during the 2023 Fiscal Year. No member of the Human Resources and Compensation Committee during the 2023 Fiscal Year is or at any time has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves or has served on the compensation committee or the board of directors of another entity which had an executive officer serving on the Human Resources and Compensation Committee during the 2023 Fiscal Year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information, as of December 31, 2023, regarding the amount of common stock to be issued upon the exercise of outstanding options and settlement of RSUs, PSUs and DSUs granted under the 2020 Plan, 2016 Plan and the Stock Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	1,193,740	$80.40	2,006,912
Equity compensation plans not approved by stockholders	—	—	—

(1)
Includes 555,736 stock options, 36,563 RSUs, 38,870 PSUs, and 54,669 DSUs granted to officers and directors pursuant to the 2020 Plan, 2016 Plan, and the Stock Incentive Plan.

CEO Pay Ratio

For the 2023 Fiscal Year: (i) the total compensation of our median employee (excluding Mr. Black, our CEO) was $59,013; and (ii) the annual total compensation of Mr. Black, our CEO, was $5,430,348. Based on this information, the ratio of the annual total compensation of our CEO to our median employee was 92 to 1.
Methodology
To identify our median employee, as well as to determine the annual total compensation of such median employee, we used our total employee population located in the United States as of December 31, 2023, which consisted of approximately 7,500 individuals. Employees located in Canada were excluded, as permitted under applicable SEC rules. We used the annualized pay rate for both our hourly and salaried associates active as of December 31, 2023. We included all permanent associates, including new associates who were hired during the 2023 Fiscal Year but did not work for the Company for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
With respect to the annual total compensation of our CEO, we used the amount shown in the 2023 “Total” column of the “Summary Compensation Table” on page 47.
Median Employee
Using the methodology described above we determined our median employee was a full-time associate located in South Carolina. Our median employee’s total annual compensation, calculated using the same methodology used in calculating Mr. Black’s annual total compensation for the 2023 Fiscal Year, was $59,013.
Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of the Company. The Human Resources & Compensation Committee does not utilize CAP as the basis for making compensation decisions.For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” beginning on page 34. Because CAP includes multiple years of grants, the calculation of CAP each year is heavily impacted by the change in Company stock price and, therefore, may be higher or lower than the values shown in the “Summary Compensation Table” on page 47.

Year	Summary Compensation Table for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO NEOs ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)	Value of Fixed $100 Investment Based On:		Net Income (in millions) ($)(6)	Adjusted EBITDA (in millions) ($)(7)
					Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($)(5)
2023	5,430,348	10,254,450	1,365,319	2,265,867	179.64	217.61	173.4	410.7
2022	5,474,181	(7,208,968)	1,383,791	(1,091,239)	129.69	146.67	245.4	464.3
2021	6,048,793	17,892,904	1,489,575	3,737,437	267.83	168.96	238.4	415.1
2020	4,875,559	17,020,954	1,197,365	3,611,711	175.36	126.46	121.3	260.2

(1)
Mr. Black was the CEO for each of 2023, 2022, 2021 and 2020.

(2)
Reflects the amount of “compensation actually paid,” as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following tables set forth the adjustments that were made to our NEOs’ total compensation in the Summary Compensation Table for each year to determine CAP. The Company does not have a defined benefit pension plan or pay dividends, so no pension or dividend adjustments were made.

CEO Adjustments(a)(b)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	5,430,348	5,474,181	6,048,793	4,875,559
Deduct Equity Awards included in Summary Compensation Table	(3,618,677)	(3,424,675)	(2,997,491)	(2,384,356)
Add Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End	3,976,083	2,294,950	5,505,353	5,361,872
Add Change in Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End	1,595,317	(7,411,707)	7,944,354	8,405,211
Add Change in Fair Value of Awards Granted in Prior Year that Vested during Year	2,871,379	(4,141,717)	1,391,895	762,668
Total CAP	10,254,450	(7,208,968)	17,892,904	17,020,954
Non-CEO Adjustments(a)(b)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table Total	1,365,319	1,383,791	1,489,575	1,197,365
Deduct Equity Awards included in Summary Compensation Table	(690,865)	(641,866)	(584,358)	(452,406)
Add Fair Value of Awards Granted in Current Year and Outstanding and Unvested at Year-End	759,101	430,132	1,043,847	1,017,455
Add Change in Fair Value of Awards Granted in Prior Year and Outstanding and Unvested at Year-End	299,085	(1,485,813)	1,500,370	1,557,527
Add Change in Fair Value of Awards Granted in Prior Year that Vested during Year	533,227	(777,483)	288,003	291,770
Total CAP	2,265,867	(1,091,239)	3,737,437	3,611,711

(a)
The valuation assumptions used to calculate fair values of equity awards did not materially differ from those disclosed at the time of grant. Refer to the “Option Exercises and Stock Vested in 2023 Fiscal Year” table on page 50 for discussion of the valuation assumptions used for equity awards on vesting date.

(b)
PSUs that settled in 2023 and 2022 each resulted in a payout of 200% of target, computed in accordance with FASB ASC Topic 718. Refer to “Performance Stock Units” on page 43 for the value of PSUs settled in 2023 and discussion of the performance criteria used for PSUs.

(3)
For each of 2023, 2022 and 2020, the other NEOs were Messrs. Guthrie, Brisendine, Salmon and Ketter. For 2021, the other NEOs were Messrs. Guthrie, Brisendine, Salmon, Ketter and Greg Weller, our former Executive Vice President, Operations.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement period beginning on December 27, 2019 and ending on December 31 of each of 2020 and 2021, December 30, 2022 and December 29, 2023 (which are the last trading days of each fiscal year), calculated in accordance with Item 201(e) of Regulation S-K.

(5)
The TSR peer group consists of the Dow Jones US Industrial Suppliers Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K.

(6)
Reflects Net Income as shown in the Company’s Annual Report on Form 10-K for 2023, 2022, 2021 and 2020.

(7)
We determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link CAP to the Company’s NEOs to Company performance for the most recently completed fiscal year. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.
Tabular List of Financial Performance Measures
The following table identifies the most important financial performance measures used by the Company to link CAP to the Company’s NEOs in 2023 to Company performance. The measures in this table are not listed in order of importance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion and Analysis” beginning on page 34.
Financial Performance Measures
Adjusted EBITDA
Organic Daily Sales
Relative EBTA Growth
ROIC
Analysis of the Information Presented in the Pay Versus Performance Table
The following charts show the relationship between CAP and the required financial performance measures in the Pay Versus Performance table above — Company TSR, Peer Group TSR, Net Income and the Company-selected measure of Adjusted EBITDA.

GENERAL INFORMATION
Stock Ownership

The following table sets forth information as of March 8, 2024 with respect to the ownership of our common stock by:
•
each person known to own beneficially more than five percent of our common stock;

•
each of our directors;

•
each of our NEOs; and

•
all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 45,186,208 shares of our common stock outstanding as of March 8, 2024.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076.
Name of Beneficial Owner	Shares Beneficially Owned	Percent
T. Rowe Price Associates, Inc.(1)	5,204,013	11.5%
The Vanguard Group(2)	4,134,723	9.2%
Blackrock, Inc.(3)	4,035,047	8.9%
Kayne Anderson Rudnick Investment Management LLC(4)	3,383,990	7.5%
W. Roy Dunbar(5)	8,495	*
Fred M. Diaz(5)	12,145	*
William W. Douglas III(5)	15,944	*
Jeri L. Isbell(5)	9,452	*
Jack L. Wyszomierski(5)	15,944	*
Larisa J. Drake(5)	5,323	*
Judy Sansone(5)	—	*
Doug Black(6)	800,063	1.8%
John Guthrie(6)	30,839	*
Briley Brisendine(6)	105,482	*
Scott Salmon(6)	49,939	*
Joseph Ketter(6)	97,526	*
All current directors, nominees and executive officers as a group (13 persons)(6)	1,173,249	2.6%

*
Less than one percent.

(1)
As of December 31, 2023, based on information provided in Schedule 13G/A filed with the SEC on February 14, 2024 by T. Rowe Price Associates, Inc. (“T. Rowe”) in which T. Rowe reported that it has sole voting power with respect to 1,100,272 shares of our common stock and sole power to dispose of, or direct the disposition of 5,204,013 shares of our common stock. The address for T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(2)
As of December 29, 2023, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 0 shares, shared voting power with respect to 20,411 shares, sole dispositive power with respect to 4,065,817 shares and shared dispositive power with respect to 68,906 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
As of December 31, 2023, based on information provided in Schedule 13G filed with the SEC on January 25, 2024 by Blackrock, Inc. (“Blackrock”) in which Blackrock reported that it has sole voting power with respect to 3,897,274 shares of our common stock and sole power to dispose of, or direct the disposition of 4,035,047 shares of our common stock. The address for Blackrock is 50 Hudson Yards, New York, NY 10001.

(4)
As of December 31, 2023, based on information provided in Schedule 13G/A filed with the SEC on February 13, 2024 by Kayne Anderson Rudnick Investment Management LLC (“Kayne”). Kayne reported sole voting power with respect to 2,448,290 shares, shared voting power with respect to 782,567 shares, sole dispositive power with respect to 2,601,423 shares and shared dispositive power with respect to 782,567 shares. The address for Kayne is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067.

(5)
Includes DSUs and Director RSUs granted to the directors for Board service that were immediately vested upon grant or that will vest on May 6, 2024: Mr. Dunbar, 8,495 DSUs, Mr. Diaz, 11,267 DSUs and 878 RSUs, Mr. Douglas, 10,944 DSUs, Ms. Isbell, 8,574 DSUs and 878 RSUs, Mr. Wyszomierski, 10,944 DSUs, Ms. Drake, 4,445 DSUs and 878 RSUs and Ms. Sansone, 0 DSUs.

(6)
Includes shares which the current executive officers have the right to acquire on or prior to May 7, 2024 through the exercise of stock options or RSU vesting: Mr. Black, 225,406 shares; Mr. Guthrie, 18,372 shares; Mr. Brisendine, 96,198 shares; Mr. Salmon, 39,180 shares, Mr. Ketter, 85,159 shares, Mr. Diaz, 878 shares, Ms. Isbell, 878 shares, Ms. Drake, 878 shares and Ms. Versaggi, 17,518 shares. All current executive officers as a group have the right to acquire 484,467 shares prior to May 7, 2024 through the exercise of stock options and RSU vesting. Does not include shares underlying PSUs awarded in 2021 that have vested but not settled to the extent that the applicable performance objectives are achieved.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions
The Board has approved policies and procedures with respect to the prior review and approval of certain transactions between us and a “related person,” or a “related person transaction,” which we refer to as our “Related Person Transaction Policy,” which requires the Nominating and Corporate Governance Committee to, among other things, conduct a reasonable prior review of any related person transaction in accordance with NYSE rules.
Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Nominating and Corporate Governance Committee, must review and decide whether to approve or ratify any related person transaction. Any related person transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then conduct a reasonable prior review and decide whether to approve or deny any related person transaction.
For the purposes of the Related Person Transaction Policy, a related person transaction is any transaction directly or indirectly involving any Related Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
A “related person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
There were no related person transactions during the 2023 Fiscal Year.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights.
2023 Annual Report to Stockholders

In addition to this Proxy Statement, our 2023 Annual Report is posted on our website at investors.siteone.com/sec-filings/annual-reports. If any person who was a beneficial owner of the common stock of the Company on March 8, 2024 desires a copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, the Company will provide such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 8, 2024 and should be directed to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. The Company’s 2023 Annual Report, including the exhibits thereto, is also available through the SEC’s website at www.sec.gov.
Other Business

The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in this Proxy Statement. If any other matters are properly introduced at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.
Stockholder Proposals and Nominations for Director at the 2025 Annual Meeting

Stockholders may present proposals for action or submit nominations for election of directors at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-laws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our 2025 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices no later than November 26, 2024 and must comply with the provisions of SEC Rule 14a-8 and our By-laws. Stockholders wishing to bring a proposal or nominate a director at the 2025 Annual Meeting of Stockholders (provided that such a proposal or nomination will not be included in the Company’s proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between January 7, 2025 and February 6, 2025 and comply with the other applicable provisions of our By-laws. In addition, the deadline for providing notice to the Company under Rule 14a-19 of the Exchange Act of a stockholder’s intent to solicit proxies in support of nominees must be submitted in accordance with, and within the time period prescribed in, the advance notice provisions of our By-laws.
By Order of the Board,
L. Briley Brisendine
Executive Vice President,
General Counsel and Secretary

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials and why am i receiving them?

The accompanying proxy is delivered and solicited on behalf of the Board, in connection with our Annual Meeting to be held at the Atlanta Airport Marriott Gateway Hotel, located at 2020 Convention Center Concourse, Atlanta, Georgia 30337, on Tuesday, May 7, 2024, at 9:00 a.m., Eastern Time. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to provide you with information relevant to the voting of your shares at the Annual Meeting. The proxy materials include this Proxy Statement and our Annual Report for the 2023 Fiscal Year and have been made available to you by either mail or Notice.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com. In addition, this Proxy Statement and our Annual Report are available on our investor relations website located at investors.siteone.com/sec-filings. If you would like to receive a paper copy of our proxy materials at no charge, please write to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary.
What is notice and access and why do we elect to use it?

As permitted by the SEC, Notice and Access provides companies with the ability to make proxy materials available to stockholders electronically via the Internet. We have elected to provide our stockholders with the Notice instead of mailing a full set of printed proxy materials in the mail. The Notice is a document that provides instructions regarding how to:
①	View our proxy materials on the Internet
②	View your shares
③	Request printed copies of these materials, including the proxy card or voting instruction card
On or about March 26, 2024, we began mailing the Notice to beneficial owners and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders who received the Notice may choose to access our proxy materials on the website referenced in the Notice or may request a printed set of our proxy materials. You may also choose to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
We have chosen to provide electronic access to our proxy materials because utilizing Notice and Access will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our Annual Meeting.
Who is entitled to vote at the annual meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 8, 2024. At the close of business on that date, we had 45,186,208 shares of common stock outstanding and entitled to be voted at the Annual Meeting. We have one stockholder of record, with many more beneficial stockholders who hold shares through a broker, bank or other nominee. Each outstanding share of common stock is entitled to one vote.
By granting a proxy, you authorize the persons named as proxies to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Equiniti (“EQ”), you are considered the stockholder of record with respect to those shares and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies on the proxy card in one of the manners listed on the proxy card or to vote at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares using the methods prescribed by your broker, bank or other nominee on the voting instruction card you received with the proxy materials. Like stockholders of record, beneficial owners are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy from it, as the stockholder of record.
What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the Annual Meeting are:
Proposal 1:	Elect the three Class II nominees named in the accompanying Proxy Statement as Class II directors for a term expiring at the 2027 Annual Meeting of Stockholders.
Proposal 2:	Approve an amendment to our Charter to limit the liability of certain officers of the Company as permitted pursuant the Delaware General Corporation Law.
Proposal 3:	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2024.
Proposal 4:	Hold a non-binding advisory vote to approve executive compensation.
Other Proposals:	Transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.
How does the board recommend i vote on these proposals?

Proposal 1:	“FOR” each of the Class II nominees named in this Proxy Statement as Class II directors for a term expiring at the 2027 Annual Meeting of Stockholders.
Proposal 2:	“FOR” the proposal to amend our Charter to limit the liability of certain officers of the Company as permitted pursuant to the Delaware General Corporation Law.
Proposal 3:	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2024.
Proposal 4:	“FOR” the non-binding advisory vote to approve executive compensation.
Other Proposals:
At the discretion of Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, either “FOR”, “AGAINST” or “ABSTAIN” with regard to any other business that may properly come before the Annual Meeting.

As of the date hereof, the Board is not aware of any other business to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, will vote the shares represented at the Annual Meeting in accordance with their judgment on those matters.
How many shares are needed to hold the annual meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.
What votes are required to approve each of the proposals?

	Proposal(1)	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(2)
①	Election of Class II Directors	Plurality	No effect	No effect
②	Approve an amendment to our Charter to limit the liability of certain officers	Majority of the voting power of all of the outstanding shares of common stock entitled to vote at the Annual Meeting	Counts as vote against proposal	Counts as vote against proposal
③	Ratification of the selection of Deloitte & Touche LLP as our independent public accounting firm	Majority of shares present and entitled to vote at the Annual Meeting	Counts as vote against proposal	There will be no broker non-votes
④	Advisory vote to approve executive compensation(3)	Majority of shares present and entitled to vote at the Annual Meeting	Counts as vote against proposal	No effect

(1)
With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposals 2, 3 and 4, stockholders may vote “FOR” or “AGAINST” each proposal or may “ABSTAIN” from voting with regard to each proposal. A plurality vote is required for the election of directors, which means that the nominees receiving the highest number of “FOR” votes will be elected. “WITHHOLD” votes will have no effect on the election of the nominees in Proposal 1 because they are not considered votes cast for the foregoing purpose.

(2)
A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Broker non-votes will have no effect on Proposal 1 because broker non-votes are not considered a vote cast for purposes of determining a plurality. Broker non-votes will have the same effect as a vote “AGAINST” on Proposal 2. Brokers will only have discretionary authority to vote on Proposal 3, the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on Proposal 4 because broker non-votes will not be counted as shares entitled to vote on this matter.

(3)
As an advisory vote, this proposal is not binding. However, the Board and its Human Resources and Compensation Committee will consider the outcome of this vote when making future compensation decisions with respect to our executive officers.

How do i vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.
	If you are a Stockholder of Record	If you are a Beneficial Owner of Shares Held in Street Name
By Internet (24 hours a day)(1)	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day)(1)	1-800-690-6903	1-800-454-8683
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or similar organization makes available
At the Annual Meeting(1)	For instructions on voting, please refer to the section below entitled “Can I Vote In Person At The Annual Meeting?”	For instructions on voting, please refer to the section below entitled “Can I Vote In Person At The Annual Meeting?”

(1)
Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Stockholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (“Broadridge”) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.
The deadline for telephone and Internet voting is 11:59 p.m., Eastern Time, on May 6, 2024. The giving of a proxy will not affect your right to vote at the Annual Meeting should you decide to attend.
How can i attend the annual meeting?

Attendance at the Annual Meeting will be limited to stockholders of the Company as of the record date (or their authorized representatives). All stockholders should be prepared to present a valid government-issued photo identification, such as a driver’s license or passport. Beneficial stockholders holding their shares through a broker, bank or other nominee will need to bring proof of beneficial ownership as of March 8, 2024, the record date, such as a recent brokerage account statement, the voting instruction card provided by their broker, bank or other nominee or similar evidence of ownership. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admission to anyone who cannot show sufficient proof of stock ownership as of the record date.
Can i vote in person at the annual meeting?

For stockholders with shares registered directly in their names with our transfer agent (EQ) on the record date (March 8, 2024), you may vote your shares in person at the Annual Meeting. For stockholders with shares registered in the name of a broker, bank or other nominee, you will need to obtain a legal proxy from the broker, bank or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote by proxy in advance. If you vote by Internet or by telephone, you do not need to return your proxy card. Voting in advance will not limit your right to vote at the Annual Meeting if you decide to attend in person.
What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
How will my proxy be voted?

Proxies are being solicited on behalf of the Board for use at the Annual Meeting. All valid proxies that are not revoked will be voted as specified by the stockholder authorizing the proxy. In the absence of instructions, the shares of the common stock represented by valid proxies will be voted “FOR” the election of the persons named in this Proxy Statement as nominees for director of the Company, “FOR” on the proposal to amend the Company’s Charter, “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the 2023 Fiscal Year and “FOR” the proposal regarding the advisory vote approving executive compensation.
How do i change or revoke my proxy?

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank, trustee or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.
Who will count and certify the votes?

Representatives of Broadridge and our corporate secretary will count the votes and certify the election results.

When and where will i be able to find the voting results?

You can find the official results of voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment as soon as they become available.
Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. We have engaged Broadridge to assist us in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $165,000. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. To reduce costs, we primarily solicit proxies via Notice and Access. We are also soliciting proxies by mail. In addition, our directors, officers and associates may solicit proxies by telephone or other means of communication personally. Our directors, officers and associates will receive no additional compensation for these services other than their regular compensation.

APPENDIX A
Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) (in millions, unaudited):
	2023 Fiscal Year					2022 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$173.4	$(3.4)	$57.3	$124.0	$(4.5)	$245.4	$(0.9)	$73.3	$140.7	$32.3
Income tax expense (benefit)	49.8	(5.0)	17.5	40.0	(2.7)	67.7	(4.6)	22.9	44.8	4.6
Interest expense, net	27.1	6.5	6.4	7.3	6.9	20.0	5.5	5.6	4.6	4.3
Depreciation & amortization	127.7	34.6	31.3	31.0	30.8	103.8	31.6	27.4	23.1	21.7
EBITDA	378.0	32.7	112.5	202.3	30.5	436.9	31.6	129.2	213.2	62.9
Stock-based compensation(a)	25.7	5.0	5.0	7.1	8.6	18.3	4.3	4.5	5.8	3.7
(Gain) loss on sale of assets(b)	(0.5)	(0.1)	(0.2)	0.2	(0.4)	(0.8)	0.2	(0.7)	(0.2)	(0.1)
Financing fees(c)	0.5	—	0.4	0.1	—	0.3	—	0.1	0.2	—
Acquisitions and other adjustments(d)	7.0	2.3	2.1	1.5	1.1	9.6	2.8	2.5	3.0	1.3
Adjusted EBITDA(e)	$410.7	$39.9	$119.8	$211.2	$39.8	$464.3	$38.9	$135.6	$222.0	$67.8

(a)
Represents stock-based compensation expense recorded during the period.

(b)
Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)
Represents fees associated with our debt refinancing and debt amendments.

(d)
Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments. These amounts are recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations.

(e)
Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

The following table presents a reconciliation of Organic Daily Sales to Net sales (in millions, except Selling Days, unaudited):
	2023 Fiscal Year					2022 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$4,301.2	$965.0	$1,145.1	$1,353.7	$837.4	$4,014.5	$890.0	$1,102.6	$1,216.6	$805.3
Organic sales(a)	3,937.3	860.6	1,046.7	1,252.4	777.6	3,929.3	857.0	1,068.9	1,201.4	802.0
Acquisition contribution(b)	363.9	104.4	98.4	101.3	59.8	85.2	33.0	33.7	15.2	3.3
Selling Days	252	61	63	64	64	252	60	63	64	65
Organic Daily Sales	$15.6	$14.1	$16.6	$19.6	$12.2	$15.6	$14.3	$17.0	$18.8	$12.3

(a)
Organic sales equals reported Net sales less Net sales from branches acquired in 2023 and 2022.

(b)
Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2023 Fiscal Year. Includes Net sales from branches acquired in 2023 and 2022.

A-1

APPENDIX B
Proposed Fourth Amended and Restated Certificate of Incorporation
~~THIRD~~FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SITEONE LANDSCAPE SUPPLY, INC.
FIRST. Name. The name of the Corporation is SiteOne Landscape Supply, Inc.
SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD. Purpose. The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of: (x) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 100,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.
1.
Provisions Relating to the Common Stock.

(a)   Except as otherwise provided in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or by the DGCL, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.
(b)   Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
2.
Provisions Relating to the Preferred Stock.

(a)   The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and the relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences.
(b)   The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(c)   Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.
3.   Voting in Election of Directors.   Except as may be required by the DGCL or as provided in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.
FIFTH. Management of Corporation. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
1.   Except as may otherwise be provided by law, this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board of Directors, but in no event may the number of directors of the Corporation be less than one.
3.   The directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the effectiveness of this ~~Third~~Fourth Amended and Restated Certificate of Incorporation (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.
4.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote in an election of directors.
5.   Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and except as otherwise provided by law, any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

6.   No director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that nothing contained in this Article shall eliminate or limit the liability of a director or officer (a) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for directors, under Section 174 of the DGCL ~~or~~, (d) for any transaction from which the director or officer derived an improper personal benefit~~.~~ or (e) for officers, in any action by or in the right of the Corporation. For purposes of this Section 6 of Article FIFTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.
7.   To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the By-laws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.
SIXTH. Stockholder Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.
SEVENTH. Special Meetings. Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board of Directors or pursuant to a resolution of the Board of Directors adopted by at least a majority of the directors then in office. The stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.
EIGHTH. [Reserved]
NINTH. Section 203 of the DGCL. The Corporation shall be governed by Section 203 of the DGCL (“Section 203”) so long as Section 203 by its terms would apply to the Corporation.
TENTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this ~~Third~~Fourth Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this ~~Third~~Fourth Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be amended, altered or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at any annual or special meeting of stockholders.
ELEVENTH. Amendment of the By-laws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the By-laws of the Corporation, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-laws of the Corporation by the Board of Directors shall require the affirmative vote of at least a majority of the directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws of the Corporation, provided that any such action will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.
TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising out of or pursuant to any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this ~~Third~~Fourth Amended and Restated Certificate of Incorporation or the By-laws of the Corporation), or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

Tuesday, May 7, 2024
9:00 a.m., Eastern Time
Atlanta Airport Marriott Gateway Hotel

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000628106_1 R1.0.0.6 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Doug Black 02) Judith (Judy) Sansone 03) Jack L. Wyszomierski SITEONE LANDSCAPE SUPPLY, INC. 300 COLONIAL CENTER PARKWAY SUITE 600 ROSWELL, GA 30076 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval of an amendment to the company's Charter to limit the liability of certain officers. 3. Ratification of the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for the fiscal year ending December 29, 2024. 4. Advisory vote to approve executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000628106_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com SITEONE LANDSCAPE SUPPLY, INC. Annual Meeting of Stockholders May 7, 2024 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Doug Black and Briley Brisendine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SITEONE LANDSCAPE SUPPLY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 7, 2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side